UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Endo, Inc.
(Name of Registrant as Specified In Its Charter)
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Inspired for life

2025 Notice of Annual Meeting of Stockholders & Proxy Statement

Endo, Inc.

VISION

Helping everyone we serve live their best life.

MISSION

We develop and deliver life-enhancing products through focused execution.

VALUES

Integrity & Quality
Own it.

Collaboration
Unite with purpose.

Drive
Be action-biased.

Innovation
(re)Invent a better way.

Empathy
Listen with your ears and your heart.

Inspired for life

Endo, Inc. 9 Great Valley Parkway Malvern, PA 19355 endo.com

June 2, 2025

To our fellow Stockholders:

We are pleased to announce the Endo, Inc. Annual Meeting of Stockholders. The Notice of the Annual Meeting and the Proxy Statement will provide you with the details of the meeting and the business that will be conducted. The meeting will be held on June 25, 2025 at 10:00 a.m. ET at 9 Great Valley Parkway, Malvern, Pennsylvania 19355.

We encourage you to cast your vote promptly to ensure your shares are represented at the meeting. You can do this by following the options detailed in the Proxy Statement.

On behalf of the Board of Directors and the management of Endo, we thank you for your continued support.

Paul Herendeen Chairman of the Board	Scott Hirsch Interim Chief Executive Officer

Endo, Inc. 9 Great Valley Parkway Malvern, PA 19355 endo.com

Notice of Annual Meeting of Stockholders

TO BE HELD ON JUNE 25, 2025

10:00 a.m. ET

9 Great Valley Parkway

Malvern, Pennsylvania 19355

Notice is hereby given that the 2025 Annual Meeting of Stockholders of Endo, Inc. will be held on June 25, 2025 at 10:00 a.m. ET at 9 Great Valley Parkway, Malvern, Pennsylvania 19355.

The purposes of the meeting are:

(1)	To elect, by separate resolutions, six members to our Board of Directors to serve until the next Annual Meeting of Stockholders;

(2)	To approve, on an advisory basis, the compensation of our named executive officers (say-on-pay);

(3)	To approve, on an advisory basis, the frequency of soliciting an advisory say-on-pay vote (say-on-frequency);

(4)

To approve the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2025 and to authorize the Board of Directors, acting through the Audit & Finance Committee, to determine the independent registered public accounting firm’s remuneration; and

(5)	To act upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

All proposals are more fully described in this Proxy Statement.

Only stockholders of record at the close of business on May 14, 2025 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

It is important that your shares be represented and voted at the Annual Meeting. Please vote by promptly completing and returning your proxy by internet, by mail or by telephone so that your shares can be voted. Returning your proxy will not limit your rights to attend or vote at the Annual Meeting.

If you are a stockholder who is entitled to attend and vote at the Annual Meeting, then you are entitled to appoint a proxy or proxies to attend and vote on your behalf. A proxy is not required to be a stockholder in the Company. If you wish to appoint as proxy any person other than the individuals specified on the proxy card, please specify the name(s) and address(es) of such person(s) in the proxy card.

By Order of the Board of Directors,

Matthew J. Maletta

Executive Vice President,

Chief Legal Officer and

Secretary

Malvern, Pennsylvania

June 2, 2025

Proxy Statement for 2025 Annual Meeting of Stockholders

Proxy Statement for 2025 Annual Meeting of Stockholders

General Information

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Endo, Inc. (the Board), of proxies to be voted at the Annual Meeting to be held on June 25, 2025, beginning at 10:00 a.m. ET. The Annual Meeting will be held at 9 Great Valley Parkway, Malvern, Pennsylvania 19355.

In accordance with the rules of the U.S. Securities and Exchange Commission (SEC), we are furnishing the Proxy Statement for the Annual Meeting and the 2024 Annual Report on Form 10-K (collectively, the proxy materials) by providing access to these materials electronically on the internet. Stockholders may request printed copies of the proxy materials at no charge.

Unless otherwise indicated or required by the context, references in this proxy statement to “Endo,” the “Company,” “we,” “our” or “us” refer to Endo, Inc. and its subsidiaries.

Annual Meeting Admission

If you wish to attend the Annual Meeting, you must have been a stockholder on the record date. In order to be admitted to the meeting, you will be required to present valid official photographic identification, such as a passport or driver’s license. In addition, you will need to demonstrate that you owned common shares of the Company on the record date by (i) verifying your name and share ownership in the list of registered stockholders or (ii) providing written evidence of your share ownership as of the record date, such as your brokerage statement.

No cameras, recording equipment or electronic devices will be permitted at the Annual Meeting.

Stockholders Entitled to Vote

Holders of Endo’s common stock at the close of business on May 14, 2025 are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 76,313,462 issued and outstanding common shares of Endo entitled to vote.

Each common share is entitled to one vote on each matter properly brought before the Annual Meeting. Your proxy indicates the number of votes you have.

How to Vote if You Are a Stockholder of Record

Your vote is important. Stockholders of record may vote by internet, by mail, by telephone or by attending the Annual Meeting and voting in person by ballot as described below.

The Company encourages stockholders to vote by internet, by mail or by telephone, rather than attend the Annual Meeting in person.

How to Vote

If you are a stockholder of record, you may vote by internet, by mail, by telephone or by attending the Annual Meeting and voting in person by ballot. If you receive a paper copy of the proxy materials, which will include a proxy card, you may vote by mail by simply completing your proxy card, dating and signing it and returning it in the postage-paid envelope provided.

For additional instructions on how stockholders of record may vote using any of the methods set forth above, please visit www.proxyvote.com, enter the control number found on the Notice of Internet Availability (or, if you request to receive a paper copy of the proxy materials, the proxy card) and follow the steps outlined on the secure website.

Deadline for Voting by Internet, by Mail or by Telephone

Internet and telephone votes must be received by 11:59 p.m. ET on June 24, 2025. If you are a stockholder of record and choose to vote by mail, your properly completed proxy card should be received by 8:00 a.m. ET on June 23, 2025.

Additional Information on Voting at the Annual Meeting

Voting by internet, by mail or by telephone will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

All shares that have been properly voted and not revoked will be voted in accordance with your instructions at the Annual Meeting. If you execute your proxy but do not give voting instructions, the common shares represented by that proxy will be voted as described below under the section entitled “General Information on Voting and Required Vote.”

Additional Information for Beneficial Owners of Shares Held Through a Bank or Brokerage Firm

If you are a beneficial owner of shares held through a bank or brokerage firm, please follow the voting instructions provided by your bank or brokerage firm.

Electronic Access to Investor Information

Endo’s Proxy Statement and other investor information are available on the Company’s website at www.endo.com, under “Investors.”

General Information on Voting and Required Vote

You are entitled to cast one vote for each common share of Endo you own on the record date. Provided that a quorum is present, a majority of the votes cast at the Annual Meeting will be required in order for each of the nominees to be elected as a director (Proposal 1); and a majority of the voting power of the stock present in person or represented by proxy and entitled to vote on the subject matter will be required for:

▪	the compensation of the named executive officers to be approved, on a non-binding advisory basis (Proposal 2);
▪

the frequency of soliciting an advisory say-on-pay vote, on a non-binding advisory basis (and if no choice receives majority support, then the frequency (every 1 year, 2 years or 3 years) receiving a plurality of votes cast will be considered the frequency recommended by stockholders) (Proposal 3); and

▪

the appointment of the Company’s independent registered public accounting firm for the year ending December 31, 2025 to be approved and the Board, acting through the Audit & Finance Committee, to be authorized to determine the independent registered public accounting firm’s remuneration (Proposal 4).

The presence of the holders of a majority of the voting power of the Company’s stock outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Shares represented by a proxy marked “abstain” on any matter will be considered present at the Annual Meeting for purposes of determining a quorum. For Proposal 1, abstentions will have no effect on the outcome of the proposal. For Proposals 2, 3 and 4, abstentions will have the effect of votes “against”, except that with respect to Proposal 3, if no choice receives majority support, then abstentions will have no effect on the outcome of the proposal. Shares represented by a proxy as to which there is a “broker non-vote” (where a broker does not have the discretionary authority to vote the shares) will be considered present for the Annual Meeting for purposes of determining a quorum. For Proposals 1, 2 and 3, broker non-votes will have no effect on the outcome of the proposals. Broker non-votes are not applicable with respect to Proposal 4, as it is a routine matter.

All common shares that have been properly voted and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you execute the proxy but do not give voting instructions, the common shares represented by that proxy will be voted as follows:

(1)	FOR each of the nominees for election as director;
(2)	FOR the approval, on an advisory basis, of the compensation to be paid to the named executive officers;
(3)	ONE YEAR as the frequency of future say-on-pay votes; and
(4)

FOR the approval of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025 and the authorization of the Board, acting through the Audit & Finance Committee, to determine the independent registered public accounting firm’s remuneration.

Voting on Other Matters

If other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date the Company began printing this Proxy Statement, no other matters had been raised for consideration at the Annual Meeting.

How You Can Revoke or Change Your Vote

You may revoke your proxy at any time before it is voted at the Annual Meeting by:

▪	sending written notice of revocation to the Secretary;
▪	timely delivering a valid, later-dated proxy; or
▪

attending the Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

List of Stockholders

The names of stockholders of record will be available at the Annual Meeting for any purpose germane to the meeting.

Cost of Proxy Solicitation

The Company will pay the costs incurred associated with preparing, printing and mailing this Proxy Statement and soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone or electronic transmission. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs of sending the proxy materials to our beneficial owners. The Company has retained D.F. King & Co., Inc. for proxy solicitation services for a base fee of approximately $12,500 plus reasonable out-of-pocket expenses.

Unless otherwise indicated or required by the context, references throughout to:

▪

“Endo, Inc.” and, following the consummation of the Plan (as defined below) on the Effective Date (as defined below), “Endo,” the “Company,” the “Successor,” “we,” “our,” or “us,” refer to Endo, Inc., an entity newly formed without the participation of Endo International plc (which will be dissolved in connection with the consummation of the Plan), and its direct and indirect subsidiaries on a consolidated basis, as successor entity for accounting and financial reporting purposes following the consummation of the Plan on the Effective Date;

▪

“Endo International plc” and, prior to the consummation of the Plan on the Effective Date, “Endo,” the “Company,” the “Predecessor,” “we,” “our,” or “us,” refer to Endo International plc and its direct and indirect subsidiaries on a consolidated basis, as the predecessor entity to Endo, Inc. for accounting and financial reporting purposes prior to the consummation of the Plan on the Effective Date;

▪

“Plan” refers to the Joint Chapter 11 Plan of Reorganization of Endo International plc and its affiliated debtors [Docket No. 3355] as the same may be further amended, altered, modified or supplemented, including as amended by the Fourth Amended Joint Chapter 11 Plan of Reorganization of Endo International plc and its Affiliated Debtors [Docket No. 3849], confirmed by the United States Bankruptcy Court for the Southern District of New York pursuant to an order entered March 22, 2024 [Docket No. 3960]; and

▪	“Effective Date” refers to April 23, 2024, the effective date of the Plan.

Transaction with Mallinckrodt plc

This Proxy Statement relates only to the Annual Meeting. A separate meeting of stockholders is being held to vote on matters related to the proposed transaction with Mallickrodt.

Cautionary Note Regarding Forward-Looking Statements

This Proxy Statement contains forward-looking statements including, but not limited to, any statements that refer to expected, estimated or anticipated future results or that do not relate solely to historical facts. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intends,” “guidance,” “future,” “potential” or similar expressions are forward-looking statements. Because these statements reflect Endo’s current views, expectations and beliefs concerning future events, they involve risks and uncertainties, some of which Endo may not currently be able to predict. Although Endo believes that these forward-looking statements and other information are based upon reasonable assumptions and expectations, readers should not place undue reliance on these or any other forward-looking statements and information. Actual results may differ materially and adversely from current expectations based on a number of factors, including, among other things, the proposed transaction with Mallickrodt plc, regulatory compliance, unexpected litigation or disputes, Endo’s ability to successfully implement and execute on its strategies and initiatives, and changes in competitive, market or regulatory conditions. Endo assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities laws. Additional information concerning risk factors, including those referenced above, can be found in Endo’s press releases and in its public filings with the U.S. Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in Endo’s most recent Form 10-K and Form 10-Q.

Proposal 1: Election of Directors

The Board of Directors

As set forth in our bylaws, the number of directors of the Company shall be fixed from time to time by resolution of the Board. The number of directors on the Board is currently fixed at six and the number of nominees to be elected at the Annual Meeting is six. Endo’s current directors are Paul Efron, Paul Herendeen, Scott Hirsch, Sophia Langlois, Andrew Pasternak and Marc Yoskowitz.

Directors may be elected by stockholders or, in the case of a vacancy on the Board or a newly created directorship resulting from any increase in the authorized number of directors, may be appointed by a majority of the directors then in office, subject to certain limitations. Directors generally serve until the following Annual Meeting of Stockholders (at which time they shall retire from office unless re-elected by ordinary resolution) or until death, resignation or removal, if earlier.

Non-employee directors generally receive compensation for their services as determined by the Board, as further described in the section entitled “Director Compensation.”

Under the terms of the Company’s bylaws, directors need not be stockholders of the Company. The Company does, however, have stock ownership guidelines as further described in the section below entitled “Common Stock Ownership Guidelines.”

The Board annually determines the independence of directors based on a review by the Board and the Nominating, Governance & Corporate Responsibility Committee. No director is considered independent unless the Board has determined that he or she has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a material relationship with the Company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. To evaluate the materiality of any such relationship, the Board has adopted categorical independence standards available on the Company’s website at www.endo.com, under “Investors—Board Policies & Guidelines.”

All members of the Audit & Finance, Compensation & Human Capital and Nominating, Governance & Corporate Responsibility Committees must meet applicable independence requirements.

The Board has affirmatively determined that all of its current members are independent except Mr. Hirsch while he serves as Interim Chief Executive Officer.

On an annual basis and upon the nomination of any new director, the Nominating, Governance & Corporate Responsibility Committee and the Board consider directors’ responses to a questionnaire asking about their relationships with the Company (and those of their immediate family members) and other potential conflicts of interest. The Nominating, Governance & Corporate Responsibility Committee has determined that all of the non-executive directors currently serving are independent and that the members of the Audit & Finance, Compensation & Human Capital and Nominating, Governance & Corporate Responsibility Committees also meet the applicable independence tests. Upon the recommendation of the Nominating, Governance & Corporate Responsibility Committee, the Board has determined that none of the current non-executive directors has had any material relationship with the Company that would compromise his or her independence.

As of the date of this report, the Company is not aware of any material legal proceedings to which any director or executive officer of the Company, or any associate thereof, is a party that are adverse to the Company or any of its subsidiaries.

Nominees

There are six nominees for election as directors of the Company to serve until the 2026 Annual Meeting of Stockholders (or until death, resignation or removal, if earlier). All of the nominees are currently serving as directors of the Company. The members of our Board represent a wide range of experience and perspectives important to enhancing the Board’s effectiveness in fulfilling its oversight role.

The proposed nominees for election as directors have confirmed that they are each willing to serve as directors of the Company. If, as a result of circumstances not now known or foreseen, a nominee shall be unavailable or unwilling to serve as a director, an alternate nominee may be designated by the present Board to fill the vacancy. The Board believes that each of the Company’s directors is qualified to serve as a member of the Board and each contributes to the mix of skills, core competencies and qualifications of the Board. When evaluating candidates for election to the Board, the Nominating, Governance & Corporate Responsibility Committee seeks candidates with certain qualities that it believes are important, including experience, skills, expertise, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, independence, those criteria and qualifications described in each director’s biography below and such other relevant factors that the Nominating, Governance & Corporate Responsibility Committee considers appropriate in the context of the needs of the Board. Our current directors are highly experienced and have diverse backgrounds and skills as well as extensive track records of success in what we believe are highly relevant positions. The Board believes that each director’s senior executive experience has provided each director with skills that are important to serving on our Board.

Set forth below are summaries of the background, business experience and principal occupation of each of the Company’s current director nominees:

PAUL HERENDEEN, 69, has served as a member of the Elanco Pharmaceuticals Board of Directors since December 2020 and as a member of the Board of Directors of Grifols SA since September 2024. Mr. Herendeen served as Advisor to the Chairman and Chief Executive Officer at Bausch Health Companies Inc. Prior to that, he was EVP and CFO of Bausch Health. Before joining Bausch Health, he served as EVP and CFO of Zoetis Inc. Prior to that time, Mr. Herendeen served as chief financial officer at Warner Chilcott, a specialty pharmaceuticals company. He rejoined Warner Chilcott after four years as EVP and CFO of MedPointe. Mr. Herendeen previously worked as a Principal Investor at Dominion Income Management and Cornerstone Partners and spent the early part of his career in banking and public accounting, holding various positions with the investment banking group of Oppenheimer & Company, the capital markets group of Continental Bank Corporation and as a senior auditor with Arthur Andersen & Company. Mr. Herendeen holds a bachelor’s degree from Boston College and earned an M.B.A. from the University of Virginia’s Darden School of Business. Mr. Herendeen was selected to serve on our board of directors based on his extensive leadership and management experience in the pharmaceutical industry.

PAUL EFRON, 70, is a private investor and former Executive Chairman of Oodles Energy, Inc., which installs and operates fast DC chargers in apartments and hotels. He served in that role since he co-founded the company in December 2020 until December 2024. From 1984 to 2022, Mr. Efron worked in a variety of capacities at Goldman Sachs & Company. He was elected General Partner of the firm in 1998. He ran a variety of businesses for the firm, including Debt Capital Markets in London, New Product Development for the Investment Banking Division, and Leveraged Finance. Mr. Efron served for 20 years on the Firmwide Capital Committee, which reviewed the firm’s underwriting and fixed income capital commitments. Mr. Efron has served on the Board of Directors of seven private companies and was the Chairman of the Board of Trustees of his Alma Mater, Pomona College. Mr. Efron was selected to serve on our board of directors based on his extensive leadership and management experience and his extensive capital markets experience.

SCOTT HIRSCH, 48, has over 20 years of experience in healthcare operations, investment management and financial services. He has served as an executive operator and Board member for privately held companies within Blackstone, Bain Capital and Lauder Partner portfolios. Mr. Hirsch was formerly the CEO of Solta Medical, where he led the business growth, investment cycle and global infrastructure development for a healthcare company operating in over 50 countries. Prior to Solta, Mr. Hirsch was the President of the Ortho Dermatologics and OraPharma business segments and the Chief Business Officer of Bausch Health/Bausch & Lomb. In those roles, he had responsibility for operational performance, capital allocation, strategic planning, M&A and investor communications. He additionally held the role of President of the Bausch Foundation and Patient Access with oversight of government affairs, product donation and charitable giving. Prior to Bausch, Mr. Hirsch was a Portfolio Manager at Citadel’s Surveyor Capital fund overseeing investment and risk management decisions for a healthcare portfolio. Mr. Hirsch started on Wall Street in the investment banking group of Credit Suisse, where he was recognized by Institutional Investor magazine as a top Equity Research Analyst covering Specialty Pharmaceuticals, Biotechnology and Global Generics companies. Mr. Hirsch began his career as a venture capital operator in product development, sales and marketing roles at J.P. Morgan Partners and Morgan Stanley Ventures portfolio companies including Medsite, a healthcare technology company that was acquired by WebMD. Mr. Hirsch holds an M.B.A. in Healthcare Management and Finance from The Wharton School and B.F.A. with honors from The Rhode Island School of Design. Mr. Hirsch was selected to serve on our board of directors based on his extensive leadership and management experience in the healthcare industry.

Mr. Hirsch is currently serving as Endo’s Interim Chief Executive Officer.

SOPHIA LANGLOIS, 56, is presently a board member, compensation committee member and Chair of the audit committee for Alaris Equity Partners and also a board member, Chair of the corporate governance and nomination committee and audit committee member of Pason Systems, Inc. Ms. Langlois was formerly a board member at Essential Energy Services and Loop Energy Inc. where she chaired both audit committees. She has been involved with numerous not-for-profit organizations and is presently Vice-chair of the board of Telus Spark Science Centre. As a public company audit partner with KPMG LLP in Calgary (2006 to 2020), she served domestic, cross-border and international companies across numerous industry sectors. She also led the Corporate Services group for KPMG Calgary and was the KPMG National Audit Partner in charge of People Strategy for three years. She received her Bachelor of Commerce degree from the University of Calgary, holds a Chartered Professional Accountant designation and is a member of the Human Resources Institute of Alberta. Mr. Langlois has been granted an ICD.D designation by the Institute of Corporate Directors. Ms. Langlois was selected to serve on our board of directors based on her extensive management experience and her experience serving as a director and audit committee member for various public and private companies.

ANDY PASTERNAK, 54, is a biopharmaceutical executive and expert with over 25 years of experience. Most recently, Mr. Pasternak served as Executive Vice President, Chief Strategy Officer at Horizon Therapeutics, a biotechnology company focused on serious, rare autoimmune diseases; in this role, he was responsible for corporate strategy, M&A / business development, commercial development, and portfolio management, and he played a central role in the $28 billion acquisition of Horizon by Amgen, Inc. Prior to joining Horizon in 2019, Mr. Pasternak was a senior partner at Bain & Company, where he served as Head of the Healthcare Practice in the Americas. Earlier in his career, he was an analyst in the Investment Banking division of Chemical Securities, Inc. (now part of J.P. Morgan). Mr. Pasternak is currently a Senior Advisor to Bain & Company, and also serves as Chairman of the Board of Directors of Context Therapeutics, an oncology-focused biotechnology company. Mr. Pasternak is also an Adjunct Lecturer in the Healthcare Program at the Kellogg School of Management. Mr. Pasternak received his B.A. in economics from Northwestern University and an M.B.A. from the University of Chicago. Mr. Pasternak was selected to serve on our board of directors based on his extensive leadership and management experience in the biopharmaceutical industry.

MARC YOSKOWITZ, 50, serves as Chief Executive Officer of Evozyne, Inc., a venture capital backed biotech designing novel proteins leveraging generative AI. He has served as a member of the Board of Directors at Mereo BioPharma since 2022 where he is a member of the R&D Committee. Previously he served as EVP and Chief Strategy Officer, Life Sciences at Tempus AI, Inc. Prior to Tempus, Mr. Yoskowitz was Chief Business Officer, Pfizer Essential Health, leading a range of corporate initiatives within the Pfizer portfolio. Prior to Pfizer, he served as SVP, Strategy and Corporate Development at Hospira and was a member of the Executive Committee. Earlier in his career, Mr. Yoskowitz led business development at a specialty pharmaceutical company, spent eight years at McKinsey & Company where he was an Associate Principal, and began his career as an M&A lawyer at Davis, Polk & Wardwell in New York. Mr. Yoskowitz received a bachelor’s degree magna cum laude from Washington University in St. Louis and holds a J.D. from Columbia University School of Law. Mr. Yoskowitz was selected to serve on our board of directors based on his extensive leadership and management experience in the pharmaceutical industry.

The Board of Directors recommends a vote FOR the election of each of these nominees for election as director.

Corporate Governance

Corporate Governance Highlights

Director Nominees

▪  All of our non-executive director nominees are independent, including the Chairperson

▪  All members of the Audit & Finance, Compensation & Human Capital and Nominating, Governance & Corporate Responsibility Committees, including the Chairs of each committee, are independent

▪  All of our nominees have extensive senior executive experience and complimentary skills

Board Leadership Structure	▪ Separate Chairperson and Chief Executive Officer roles

Corporate Responsibility

▪  The Board has oversight of the Company’s Corporate Responsibility initiatives and management provides regular updates to the Board regarding the Company’s progress

▪  The Nominating, Governance and Corporate Responsibility Committee has oversight of the Company’s overall Corporate Responsibility program while other committees have oversight of certain aspects of the program

▪  Environmental, social and governance (ESG) and enterprise risk management (ERM) are embedded into the Company’s corporate strategy

Compensation

▪  Pay-for-performance philosophy designed to provide incentives that advance the interests of stockholders

▪  Clawback provisions for all discretionary, performance-based and time-based incentive compensation, whether in the form of equity- or cash-based awards

Stockholder Engagement	▪ Direct engagement with stockholders, including targeted outreach initiatives ▪ Members of management and certain directors participate in stockholder outreach

Stockholder Rights	▪ Directors must stand for re-election on an annual basis ▪ Directors elected by majority vote standard ▪ Stockholders have the ability to call special meetings (10% ownership threshold)

Board Leadership Structure

The Board generally believes that the role of Chairperson of the Board and the role of Chief Executive Officer should be separate and that the Chairperson should not be part of the Company’s management. In addition to the general duties and responsibilities of a director, in accordance with our bylaws and our corporate governance guidelines, the Chairperson is responsible for setting Board meeting agendas, dates and locations, presiding over Board and stockholder meetings, presiding over executive sessions of the Board, meeting regularly with the Chief Executive Officer between Board meetings and facilitating full and candid communication among directors and between the Board and the Chief Executive Officer. Mr. Herendeen serves as independent, non-executive Chairperson of the Board. Mr. Hirsch serves as Interim Chief Executive Officer and is also a director.

Our Board currently has five standing committees. Each committee has its own committee chair. The Board may establish other committees from time to time as it deems necessary or appropriate.

Our Board consists of directors with significant leadership, organizational and strategic skills. Our directors have demonstrated leadership in large enterprises, many with relevant industry experience. We believe that having directors with such significant leadership skills benefits our company and our stockholders.

Each director may suggest items for inclusion on the agenda and may, at any Board meeting, raise subjects that are not on the agenda for that meeting. As required by our corporate governance guidelines, our independent directors meet separately, without management present, at each meeting of the Board. In addition, our Board committees regularly meet without members of management present.

As part of an annual self-evaluation process, the Board evaluates the Board’s leadership structure. The Board believes that having a Chief Executive Officer with oversight of company operations, and non-executive Chairperson leading the Board is an appropriate leadership structure for Endo.

Board Orientation and Director Education

Upon joining the Board, each independent director undergoes a comprehensive orientation process to help the new director quickly begin to contribute to board deliberations. The orientation process includes meeting with the Company’s senior leadership to learn about the Company’s overall strategy, key business issues, risks and opportunities. In addition to new director orientation, our directors participate in continuing education to maintain the skills necessary to perform their duties and responsibilities and to keep abreast of industry trends, regulatory developments and corporate governance practices. These include periodic presentations from outside advisors and consultants at board meetings, regular discussions with members of management and the opportunity to attend external board education programs.

Board Responsibilities

The Board is responsible for overseeing and advising management with respect to the long-term interests of the Company and its stockholders. The Board’s responsibilities include, among others, the following:

▪	overseeing management’s conduct of our business;
▪	reviewing and overseeing the Company’s risk management efforts;
▪	determining the compensation of our Chief Executive Officer and other senior executives, including our named executive officers (NEOs);
▪	planning for CEO succession;
▪	reviewing the Company’s human capital management efforts, including broad oversight of compensation programs, succession planning and leadership development;
▪	reviewing the Company’s Corporate Responsibility program;
▪	reviewing and approving our major financial objectives, strategic priorities and operating plans;
▪	reviewing and evaluating the Company’s financial reporting processes; and
▪	reviewing regulatory, compliance, quality and legal matters and management’s implementation of the Company’s compliance program.

To address these responsibilities, the Board and its committees meet on at least a quarterly basis with members of management, including at regularly scheduled Board and committee meetings, and participate in recurring informational calls and other ad hoc discussions with management that generally occur at least quarterly. Additional information is included throughout the remainder of this section and under the heading “Board Meetings, Attendance and Committees of the Board of Directors” below.

The Board’s Role in Risk Oversight

On a regular basis, members of management responsible for monitoring and managing risks across the Company’s various functions make reports to the Audit & Finance Committee. The Audit & Finance Committee, in turn, reports to the full Board of Directors. While the Audit & Finance Committee has primary responsibility for overseeing risk management, the full Board is actively involved in overseeing risk management for the Company by engaging in periodic discussions with management as the Board may deem appropriate. In addition, each of our Board committees considers the risks within its respective areas of responsibility.

The Board believes that one of its most important responsibilities is to oversee how the Company’s Senior Executive Team, which includes our current NEOs and other senior leaders, manages the various risks the Company faces and has delegated primary responsibility for overseeing the Company’s Enterprise Risk Management (ERM) program to the Audit & Finance Committee. It is management’s responsibility to manage risk and bring the most material risks the Company faces to the attention of the Audit & Finance Committee and the Board. The Company’s head of internal audit, who reports functionally to the Audit & Finance Committee, facilitates the ERM program under the sponsorship of our Senior Executive Team. Enterprise risks are identified and prioritized by management, and each material risk is discussed with and overseen by a Board committee or the full Board based on the nature of the risk area and the committee’s charter. The committee or full Board agendas include discussions of individual risk areas throughout the year. Additionally, the Audit & Finance Committee agendas include periodic updates on the ERM program.

The Audit & Finance Committee regularly reviews, in consultation with third-party advisors as appropriate, risks and risk management activities relating to liquidity, debt, financial, accounting, legal, tax, compliance, information technology security and other matters. The Compensation & Human Capital Committee considers risks related to succession planning and the attraction and retention of talent as well as risks relating to the design of compensation programs and arrangements, succession planning and leadership development. The Compensation & Human Capital Committee also reviews compensation and benefit plans affecting Endo’s executive officers and other employees. The Compliance Committee considers risks related to regulatory, compliance, quality and legal matters and reviews management’s implementation of the Company’s compliance program. The Product Portfolio Committee assists the Board in the general oversight of the Company’s product portfolio strategy. The full Board considers strategic risks and opportunities and regularly receives reports from its committees regarding risk oversight in their respective areas of responsibility.

Information Security

As part of its role in risk oversight, the Audit & Finance Committee reviews the Company’s program for managing information security risks, including data privacy and data protection. The Audit & Finance Committee is briefed by the Company’s senior leadership multiple times a year on information security matters. The Company is aligned with the National Institute of Standards and Technology (NIST) Cybersecurity Framework to manage information security risks and assess the maturity of the information security program. As part of the Company’s information security training program, employees participate in various cyber awareness activities including formal training exercises, simulated phishing events, town hall discussions and annual cybersecurity awareness month events. The Company maintains an updated information security policy and incident response plan. Tabletop exercises are performed to simulate ransomware and other disruptive events. The Company maintains insurance coverage for information security risk.

Corporate Responsibility

The Company’s Corporate Responsibility initiatives are incorporated into the Company’s corporate strategy. The Company’s 2024 Corporate Responsibility report can be found at www.endo.com/responsibility/progress-and-reports/. The Board has oversight of Endo’s Corporate Responsibility initiatives and management provides regular updates to the Board regarding the Company’s progress. The Nominating, Governance and Corporate Responsibility Committee has oversight of the Company’s overall Corporate Responsibility program while other committees have oversight of certain individual aspects of the program. The Compliance Committee has oversight of ethics and compliance related matters. The Audit & Finance Committee, as explained above, has oversight of enterprise risk management.

Code of Conduct

The Board maintains a Code of Conduct that applies to the Company’s directors, executive officers (including its Chief Executive Officer and Executive Vice President and Chief Financial Officer) and other employees (Endo Code). The Board also maintains a Code of Conduct for the Board of Directors (Director Code). These Codes are posted on the Company’s website at www.endo.com. The Endo Code is available under “Company—Policies & Statements,” and the Director Code is available under “Investors—Board Policies & Guidelines.” Any waiver of either code for a director or executive officer of the Company, as applicable, may be made only by the Board or a committee of the Board. Such waivers and any amendments to either code will be disclosed on the Company’s website if required by law. The Board reviews the Endo Code and the Director Code on an annual basis.

Recovery of Compensation

The Compensation & Human Capital Committee maintains a compensation recovery (clawback) policy (the Dodd-Frank Clawback Policy) applicable to the Company’s current and former executive officers, as defined in Rule 10D-1 of the Securities Exchange Act of 1934, as amended. Pursuant to this Dodd-Frank Clawback Policy, in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under applicable securities law, recovery and/or clawback of any incentive compensation awarded to any covered executive during a three-year look-back period would be required to the extent such incentive compensation is deemed to have been erroneously-awarded after taking into consideration the effects of the restatement, regardless of whether the covered executive’s actions caused or contributed to the need for the restatement. In the event that the Compensation & Human Capital Committee invokes this policy to recover and/or claw back any incentive compensation, the Company will disclose such recoupment to the extent required by law or regulation or if the applicable misconduct has otherwise become public knowledge.

The Compensation & Human Capital Committee also maintains a broad compensation recovery (clawback) policy (the General Clawback Policy) applicable to each of the Company’s current and former non-employee directors and executive officers, and substantially all of its other current and former employees. Pursuant to this General Clawback Policy, the Compensation & Human Capital Committee may seek to recover and/or claw back incentive compensation (including all discretionary, performance-based and time-based incentive compensation, whether in the form of equity- or cash-based awards) from any covered individual (i) if the covered individual is determined to have engaged in certain covered misconduct or negligence and/or (ii) to the extent the covered individual received incentive compensation that is deemed to have been erroneously-awarded after taking into consideration the effects of any financial reporting error, regardless of whether the covered individual’s actions caused or contributed to the error.

Insider Trading Policy

The Board maintains an Insider Trading Policy, which applies to all personnel, including non-employee directors and executive officers, arising from our legal and ethical responsibilities as a public company. Among other restrictions, the Insider Trading Policy contains hedging restrictions prohibiting non-employee directors, the Company’s executive officers and all other employees from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Company’s shares, including puts, calls or other derivative transactions. Non-employee directors, the Company’s executive officers and all other employees are also restricted from engaging in short sales related to the Company’s common shares and pledging the Company’s shares as collateral for a loan, including holding shares in a margin account.

Company Policy on Parachute Payments and Tax Gross-Ups

The Board maintains a general policy that the Company will not enter into any future employment agreements that include “golden parachute” excise tax gross-ups with respect to payments contingent upon a change in control. An excess parachute payment is generally a change in control payment or benefit (which, together with other change in control payments or benefits) is in excess of one times the average of the officer’s taxable W-2 income for the five years prior to the change in control (base amount), and generally only results if the change in control payments or benefits equal or exceed 3.0 times the base amount. Excess parachute payments, including any excise tax gross-up payments, are non-deductible to the Company under Section 280G of the Internal Revenue Code. The Company does not have any employment agreements with change in control excise tax gross up provisions.

Common Stock Ownership Guidelines

The Board maintains Common Stock Ownership Guidelines (the Ownership Guidelines) both for non-employee directors and for executive officers and other senior management of the Company. The Board believes that non-employee directors and senior management should have a significant equity position in the Company and that the Ownership Guidelines serve to further the Board’s interest in encouraging a longer-term focus in managing the Company. The Board also believes that the Ownership Guidelines align the interests of the Company’s directors and senior management with the interests of stockholders and further promote Endo’s commitment to sound corporate governance. The current Ownership Guidelines generally provide that each non-employee director eligible to own Company stock should, but is not required to, have ownership of the Company’s common shares equal in value to at least five times his or her current annual cash retainer. Each non-employee director is expected to satisfy these Ownership Guidelines within five years of the date on which such individual became subject to the Ownership Guidelines. For purposes of these Ownership Guidelines, common stock ownership includes (i) common shares individually owned, (ii) common shares owned together with immediate family members and (iii) time-based restricted stock units or restricted shares (whether or not vested), but does not include unexercised stock options or unvested performance share units or performance shares. Since the Effective Date, the non-employee directors and NEOs subject to the Ownership Guidelines have made progress toward meeting the recommended guidelines.

Review and Approval of Transactions with Related Persons

The Board maintains written policies and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or beneficial owners of greater than five percent of the Company’s outstanding common shares). The policy covers any related person transaction that meets the minimum threshold for disclosure in the Proxy Statement under relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Such transactions are subject to review and approval by the Audit & Finance Committee.

Stockholder Interaction

Stockholder Communications with Directors

The Board has established a process to receive communications from stockholders. Stockholders may contact any member or all members of the Board, including the Chairperson, any Board committee or the chair of any such committee by mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Secretary” to Endo, Inc., 9 Great Valley Parkway, Malvern, PA 19355.

All communications received as set forth in the preceding paragraph will be opened by the office of our Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee(s).

In the case of communications to the Board or any group or committee of directors, the Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the communication is addressed.

Stockholder Engagement

Endo’s Board believes it is important to directly engage with stockholders as a means of soliciting stockholder views on corporate governance, executive compensation, corporate responsibility and other important topics in order to assist our Board with items requiring a broader stockholder perspective. Certain directors and members of our management team have engaged with stockholders to discuss key issues on a variety of topics. These conversations have provided the Board with insights into stockholder views, while serving as an effective communication channel for matters of critical importance to Endo’s short- and long-term priorities. Members of Endo’s Board, including independent directors, plan to continue efforts to engage with and maintain an open dialogue with stockholders, and will also consider feedback obtained through future stockholder advisory votes on executive compensation (the say-on-pay vote).

Board Meetings, Attendance and Committees of the Board of Directors

Between April 23, 2024 and December 31, 2024, the Board as a whole met seven times and all members of the Board attended 75% or more of the aggregate number of meetings of the Board and of the chartered committees of the Board on which they served. The Board’s committees also routinely engage with members of management outside of scheduled meetings, including through participation in informational calls and other ad hoc discussions. The Company does not have a policy on director attendance at Annual Meetings.

Board Committees

The Board has five standing committees. Each committee operates pursuant to a written charter adopted by the Board describing the nature and scope of responsibilities of each committee.

Audit & Finance Committee

The Audit & Finance Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board. In addition, the Audit & Finance Committee reviews, acts on and reports to the Board with respect to various auditing and accounting matters, including the selection of the Company’s independent registered public accounting firm, the scope of the annual audits, fees to be paid to the independent registered public accounting firm, the performance of the Company’s independent registered public accounting firm, the accounting practices of the Company and the Company’s internal controls and legal compliance functions. As explained above, the Audit & Finance Committee also has oversight of the Company’s ERM program and its information security program. The Audit & Finance Committee’s charter is available on the Company’s website at https://investor.endo.com/board-committees, under “Investors/Board Committees.”

Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of its financial statements. The Company’s independent registered public accounting firm is responsible for performing an independent audit of, and expressing an opinion on, the conformity of the Company’s financial statements with accounting principles generally accepted in the United States and, if applicable, the effectiveness of the Company’s internal controls over financial reporting.

Between April 23, 2024 and December 31, 2024, the Audit & Finance Committee met five times and held periodic meetings separately with management, the Company’s internal auditors and the independent registered public accounting firm. The Audit & Finance Committee also routinely engaged with members of management outside of scheduled meetings, including through participation in informational calls and other ad hoc discussions.

Compensation & Human Capital Committee

The primary function of the Compensation & Human Capital Committee is to set and review the Company’s general executive compensation policies and strategies and oversee and evaluate the Company’s overall compensation structure and programs. The Compensation & Human Capital Committee considers whether total compensation paid to the NEOs, including the Chief Executive Officer, Executive Vice President and Chief Financial Officer and those other individuals included in the Summary Compensation Table under the heading “Executive Compensation Tables,” is competitive and grounded in and supportive of our pay-for-performance philosophy.

The Compensation & Human Capital Committee determines the salary and incentive compensation of our Chief Executive Officer, subject to approval by the full Board, reviews and approves the compensation levels of certain other senior executives of the Company, including the NEOs, and provides broad guidance regarding the remuneration and incentive compensation of the other employees of the Company. The Compensation & Human Capital Committee also reviews the recommendations of the Company’s management for awards granted under the Endo, Inc. 2024 Stock Incentive Plan (the 2024 Stock Plan) that are outside approved guidelines for such awards, and acts on such recommendations, as appropriate, in the committee’s judgment. The Compensation & Human Capital Committee’s charter is available on the Company’s website at https://investor.endo.com/board-committees, under “Investors/Board Committees.”

Responsibilities of the Compensation & Human Capital Committee include, but are not limited to:

▪	developing and implementing the Company’s executive compensation philosophy;
▪

reviewing and approving, at least annually, the goals and objectives relevant to the compensation of the Company’s executive officers, evaluating, at least annually, company and individual performance in light of those goals and objectives and approving the executive officers’ compensation based on this evaluation, subject to approval by the full Board in the case of the Chief Executive Officer;

▪

reviewing the Company’s compensation programs and policies, including incentive compensation arrangements, as they relate to risk management and risk-taking, to determine whether such compensation programs and policies are reasonably likely to motivate excessive risk-taking or to otherwise have a material adverse effect on the Company;

▪

reviewing and discussing with management any proxy statement or Form 10-K disclosures under the caption “Compensation Discussion and Analysis,” and reviewing and approving any committee reports on executive compensation as required by the SEC to be included in the Company’s proxy statements or annual reports on Form 10-K;

▪	reviewing and advising the Board regarding the Company’s submission, to a stockholder vote, of matters relating to compensation;
▪	reviewing and approving perquisites or other supplemental benefits for the Company’s executive officers;
▪	reviewing and approving employment agreements, severance arrangements and change in control agreements or provisions for the Company’s executive officers;
▪

reviewing and approving, to the extent it deems necessary or as required by applicable law, the terms of any compensation “clawback” or similar policies or agreements between the Company and its executive officers or other employees;

▪

setting and then reviewing, at least annually, the goals and objectives of the Company’s executive compensation plans, and amending, or recommending that the Board amend, these goals and objectives as the Committee deems appropriate;

▪

developing, approving, administering and recommending to the Board and the Company’s stockholders for their approval (to the extent such approval by the Board and/or the Company’s stockholders is required by any applicable laws, regulations or listing rules) any stock incentive plans of the Company and related policies and programs;

▪

approving individual recommendations and granting any shares, stock options, cash-based awards or other equity-based awards under all stock incentive plans that are outside approved guidelines for such grants, and exercising such power and authority as may be required or permitted under such plans;

▪	performing such duties and responsibilities as may be assigned to the Committee under the terms of any executive compensation plan, program, agreement, arrangement or practice;
▪	reviewing and approving the Company’s non-employee director compensation program and any fees or other benefits to be paid to non-employee directors;
▪	reviewing matters relating to management development and human capital, including key initiatives, policies and practices;
▪	reviewing and approving the Company’s management succession plan for the Chief Executive Officer and other executive officers; and
▪

reviewing and assessing the adequacy of any stock ownership guidelines of the Company, reviewing compliance with any such guidelines and recommending any changes to such guidelines to the Board for approval.

Endo management provides reviews of and recommendations for the Company’s executive compensation programs, policies and governance to the Compensation & Human Capital Committee for its consideration. Management responsibilities in this regard include, but are not limited to:

▪	providing an ongoing review of the effectiveness of the compensation programs for all employees, including competitiveness, and alignment with the Company’s objectives;
▪	recommending changes, if necessary, to achieve company and program objectives; and
▪	recommending pay levels, payouts and/or awards for the Company’s executive officers and certain other employees other than the Chief Executive Officer.

The Compensation & Human Capital Committee can exercise its discretion in modifying any recommended adjustments or awards to the NEOs.

Between April 23, 2024 and December 31, 2024, the Compensation & Human Capital Committee met three times. The Compensation & Human Capital Committee also routinely engaged with members of management outside of scheduled meetings, including through participation in informational calls and other ad hoc discussions.

Use of Compensation Consultants. Following the Effective Date, the Compensation & Human Capital Committee retained Lyons, Benenson & Company Inc. (LB&Co.) as its consultant to provide objective, independent analysis, advice and recommendations with regard to non-employee, independent director, executive and employee compensation including, but not limited to, competitive market data, compensation analysis and recommendations related to the compensation of our Board, Chief Executive Officer and our other senior executives. LB&Co. has served as the independent executive compensation consultant to the Compensation & Human Capital Committee since being retained. The consultant reports to the Chair of the Compensation & Human Capital Committee and has direct access to the other members of the Compensation & Human Capi-

tal Committee. The Compensation & Human Capital Committee also authorizes the consultant to interact with management in certain respects in order to prepare for meetings with, and respond to requests from, the Compensation & Human Capital Committee. The Compensation & Human Capital Committee may retain other consultants and advisors from time to time.

A representative of LB&Co. regularly attends meetings of the Compensation & Human Capital Committee, is available to participate in executive sessions and communicates directly with the Compensation & Human Capital Committee.

The Compensation & Human Capital Committee regularly reviews the services provided by its independent consultant and believes that LB&Co.’s engagement did not raise any conflicts of interest. The Compensation & Human Capital Committee monitors the independence of its compensation consultant on a periodic basis.

In 2024, LB&Co. assisted the Compensation & Human Capital Committee with, among other things, (i) performing a review of the Company’s executive and Board compensation programs, including competitive market analyses, assessment of potential risks associated with compensation arrangements, policies and plans and considerations related to Endo’s Chief Executive Officer and other senior executives, (ii) determining the appropriate allocation among short-term and long-term compensation, cash and non-cash compensation and the different forms of non-cash compensation, (iii) identifying appropriate Pay Comparator Companies (as defined below) for purposes of benchmarking the Company’s executive compensation in the industry sectors in which Endo competes for talent and (iv) providing competitive market information and an overview of critical issues and trends affecting the executive compensation landscape.

Compensation Committee Interlocks and Insider Participation. Mr. Hirsch served as Chair of the Compensation & Human Capital Committee until August 29, 2024 when he was appointed as the Company’s Interim Chief Executive Officer. In connection with such appointment, Mr. Hirsch resigned from his role on the Compensation & Human Capital Committee.

Except as described in the preceding paragraph, as of the date of this report and during 2024, (i) none of the members of the Compensation & Human Capital Committee were or have been officers or employees of the Company or had or have had any relationship requiring disclosure under Item 404(a) of Regulation S-K and (ii) none of the executive officers of the Company served or have served on the compensation committee or board of any company that employed any member of the Company’s Compensation & Human Capital Committee or Board.

Nominating, Governance and Corporate Responsibility Committee

The Nominating, Governance and Corporate Responsibility Committee of the Board, which consists of independent directors, identifies and recommends to the Board individuals qualified to serve as directors of the Company, recommends to the Board directors to serve on committees of the Board and advises the Board with respect to matters of Board composition and procedures. The Nominating, Governance and Corporate Responsibility Committee also oversees the Company’s Corporate Responsibility program, including its ESG initiatives, as well as the Company’s drug pricing policy. The Nominating, Governance and Corporate Responsibility Committee’s charter is available on the Company’s website at https://investor.endo.com/board-committees, under “Investors/Board Committees.”

The Nominating, Governance & Corporate Responsibility Committee considers a broad array of qualifications and attributes for director nominees including: experience, skills, expertise, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, independence and such other relevant factors that the committee considers appropriate in the context of the needs of the Board.

The Nominating, Governance & Corporate Responsibility Committee will consider director candidates recommended by stockholders. In considering such candidates, the committee will take into consideration the needs of the Board and the qualifications of the candidate. The committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating, Governance and Corporate Responsibility Committee, a stockholder must submit the recommendation in writing and must include the following information:

▪	Stockholder Information: name of the stockholder and evidence of share ownership in the Company, including the quantity owned and the length of time of ownership.
▪

Candidate Information: name of the candidate, his or her resume or a listing of qualifications to be a director of the Company and his or her consent to be named as a director if selected by the Nominating, Governance and Corporate Responsibility Committee and nominated by the Board.

The stockholder recommendation and information described above must be sent to the Secretary at Endo, Inc., 9 Great Valley Parkway, Malvern, PA 19355.

The Nominating, Governance and Corporate Responsibility Committee will also, from time to time, engage national search firms that specialize in identifying and evaluating director candidates.

Once a person has been identified by the Nominating, Governance and Corporate Responsibility Committee as a potential candidate, the Nominating, Governance and Corporate Responsibility Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating, Governance and Corporate Responsibility Committee determines that the candidate warrants further consideration, the Chair or a member of the Nominating, Governance and Corporate Responsibility Committee utilizes a recognized search firm to review the candidate’s qualifications and background. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating, Governance and Corporate Responsibility Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Nominating, Governance and Corporate Responsibility Committee might be considering, and conducts one or more interviews with the candidate. Generally, Nominating, Governance and Corporate Responsibility Committee members may conduct additional due diligence on the candidate. The Nominating, Governance and Corporate Responsibility Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although the number of shares held by the recommending stockholder and the length of time that such shares have been held may be taken into consideration.

Between April 23, 2024 and December 31, 2024, the Nominating, Governance and Corporate Responsibility Committee met two times. The Nominating, Governance and Corporate Responsibility Committee also routinely engaged with members of management outside of scheduled meetings, including through participation in informational calls and other ad hoc discussions.

Compliance Committee

The Compliance Committee focuses on assisting the Board by providing oversight of regulatory, compliance, quality and legal matters and reviewing management’s implementation of the Company’s compliance program. The Compliance Committee’s areas of oversight include product safety and quality, anti-bribery and corruption and interactions with healthcare professionals and government officials. The Compliance Committee’s charter is available on the Company’s website at https://investor.endo.com/board-committees, under “Investors/Board Committees.”

Between April 23, 2024 and December 31, 2024, the Compliance Committee met two times. The Compliance Committee also routinely engaged with members of management outside of scheduled meetings, including through participation in informational calls and other ad hoc discussions.

Product Portfolio Committee

The Product Portfolio Committee assists the Board in the general oversight of the Company’s product portfolio strategy. The Product Portfolio Committee’s charter is available on the Company’s website at https://investor.endo.com/board-committees, under “Investors/Board Committees.”

Between April 23, 2024 and December 31, 2024, the newly chartered Product Portfolio Committee met two times. The Product Portfolio Committee also routinely engaged with members of management outside of scheduled meetings, including through participation in informational calls and other ad hoc discussions.

Composition of Committees of the Board of Directors

The following table shows the directors who currently serve on and/or chair each of the committees.

Name	Audit & Finance Committee	Compensation & Human Capital Committee	Nominating, Governance and Corporate Responsibility Committee	Compliance Committee	Product Portfolio Committee

Paul Herendeen	Member	Member	—	Member	—

Paul Efron	—	Member	Chair	—	—

Scott Hirsch	—	—	—	—	Member

Sophia Langlois	Chair	Chair	—	Member	—

Andy Pasternak	Member	—	Member	—	Chair

Marc Yoskowitz	—	—	Member	Chair	Member

With respect to the Audit & Finance Committee, the Board has determined that Ms. Langlois and Messrs. Herendeen and Pasternak are “audit committee financial experts” as defined by the SEC regulations.

Security Ownership of Certain Beneficial Owners and Management

The following table, together with the corresponding footnotes, sets forth, as of May 2, 2025, the name, address and holdings of each person, including any “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the Exchange Act), known by Endo to be the “beneficial owner” of more than 5% of the Company’s outstanding common shares. The table also sets forth, as of May 2, 2025, the number of common shares beneficially owned by each of the Company’s current directors and NEOs, and by all current directors and executive officers of the Company as a group. Footnote (1) below provides a brief explanation of what is meant by the term “beneficial ownership.”

Name of Beneficial Owner	Number of Common Shares Beneficially Owned (#)(1)	Percentage of Class (%)(1)

Directors and Named Executive Officers:

Paul Herendeen(2)	12,695	*

Paul Efron(3)	10,434	*

Scott Hirsch(4)	9,370	*

Sophia Langlois(5)	10,434	*

Andy Pasternak	10,434	*

Marc Yoskowitz(6)	10,434	*

Mark T. Bradley	16,679	*

Matthew J. Maletta	16,988	*

Patrick A. Barry	15,651	*

James P. Tursi, M.D.	10,255	*

All current directors and executive officers of the Company as a group (10 persons)	123,374	*

Other Stockholders:

GoldenTree Entities(7)	17,627,948	23.1%

Silver Point Entities(8)	7,228,711	9.5%

Oaktree Entities(9)	6,124,446	8.0%

Marathon Asset Management GP, L.L.C.(10)	6,075,761	8.0%

Franklin Resources, Inc.(11)	5,120,090	6.7%

Canyon Entities(12)	4,933,615	6.5%

*	The percentage represents less than 1%.

(1)

“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act. The term includes ownership of shares as to which a person, directly or indirectly, has or shares investment or voting power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of May 2, 2025 that such person has the right to acquire within 60 days after May 2, 2025. The amounts in this table do not reflect future grants. Beneficial ownership for the directors and NEOs included in the table above is summarized as follows:

Name	Common Shares (a)	Restricted Stock Units That Will Be Vested within 60 Days	Options to Purchase Ordinary Shares That Will Be Exercisable within 60 Days

Paul Herendeen	12,695	—	—

Paul Efron	10,434	—	—

Scott Hirsch	9,370	—	—

Sophia Langlois	10,434	—	—

Andy Pasternak	10,434	—	—

Marc Yoskowitz	10,434	—	—

Mark T. Bradley	16,679	—	—

Matthew J. Maletta	16,988	—	—

Patrick A. Barry	15,651	—	—

James P. Tursi, M.D.	10,255	—	—

(2)	Includes 9,321 shares that are vested as of the date hereof but for which the issuance of such shares is deferred under the terms of the Endo Inc. Director Deferred Compensation Plan.
(3)	Includes 7,432 shares that are vested as of the date hereof but for which the issuance of such shares is deferred under the terms of the Endo Inc. Director Deferred Compensation Plan.

(4)	Includes 7,603 shares that are vested as of the date hereof but for which the issuance of such shares is deferred under the terms of the Endo Inc. Director Deferred Compensation Plan.
(5)	Includes 7,346 shares that are vested as of the date hereof but for which the issuance of such shares is deferred under the terms of the Endo Inc. Director Deferred Compensation Plan.
(6)	Includes 7,375 shares that are vested as of the date hereof but for which the issuance of such shares is deferred under the terms of the Endo Inc. Director Deferred Compensation Plan.
(7)

According to information available to Endo, this figure represents the number of shares of Endo common stock beneficially owned by the GoldenTree Entities (as defined herein). The registered holders of the referenced shares are the following funds and accounts: City of New York Group Trust; Clarence Master Fund LP—Series A; Copper Master Fund LP; Crown Managed Accounts SPC—Crown/GT Segregated Portfolio; FS Credit Income Fund; Ginkgo Tree, LLC; GN3 SIP Limited; GoldenTree Distressed Fund IV LP; GoldenTree Distressed Master Fund IV Ltd; GoldenTree Insurance Fund Series Interests of the SALI Multi-Series Fund, L.P.; GoldenTree Loan Management II LP; GoldenTree Loan Management III, LP; GoldenTree Loan Management US CLO 1, Ltd.; GoldenTree Loan Management US CLO 10, Ltd.; GoldenTree Loan Management US CLO 11, Ltd.; GoldenTree Loan Management US CLO 12, Ltd.; GoldenTree Loan Management US CLO 3, Ltd.; GoldenTree Loan Management US CLO 4, Ltd.; GoldenTree Loan Management US CLO 5, Ltd.; GoldenTree Loan Management US CLO 6, Ltd.; GoldenTree Loan Management US CLO 7, Ltd.; GoldenTree Loan Management US CLO 8, Ltd.; GoldenTree Loan Management US CLO 9, Ltd.; GoldenTree Loan Management, LP; GoldenTree Loan Opportunities XII, Limited; GoldenTree Multi Sector-C LP; GoldenTree Structured Products—C II LP; GoldenTree US Loan & Bond Fund; Goldentree V1 Master Fund, L.P.; GoldenVest LLC; GT G Distressed Fund 2020 LP; GT Loan Financing I, Ltd.; GT NM, L.P.; GTAM 110 Designated Activity Company; Health Net of California, Inc.; Healthcare Employees’ Pension Plan—Manitoba; High Yield and Bank Loan Series Trust; Louisiana State Employees Retirement System; MA Multi-Sector Opportunistic Fund, LP; San Bernardino County Employees Retirement Association; and Syncora Guarantee Inc. (collectively, the “GoldenTree Entities”). Investment power over the GoldenTree Entities is held by GoldenTree Asset Management LP. The general partner of the GoldenTree Advisor is GoldenTree Asset Management LLC (the “GoldenTree General Partner”). Steven A. Tananbaum is the managing member of the GoldenTree General Partner. The address for the GoldenTree Entities is 300 Park Avenue, 21st Floor, New York, NY 10022.

(8)

According to information available to Endo, this figure represents the number of shares of Endo common stock beneficially owned by Silver Point Capital, L.P. or its wholly owned subsidiaries. The registered holders of the referenced shares are the following funds and accounts: Silver Point Capital Fund, L.P.; Silver Point Capital Offshore Master Fund, L.P.; Silver Point Distressed Opportunity Institutional Partners, L.P.; and Silver Point Distressed Opportunity Institutional Partners Master Fund (Offshore), L.P. (collectively, the “Silver Point Entities”). The Silver Point Entities are managed by Silver Point Capital, L.P. or its wholly owned subsidiaries. Silver Point Capital Management, LLC (“Management”) is the general partner of Silver Point Capital, L.P. and as a result, may be deemed to be the beneficial owner of all of the shares held by the Silver Point Entities. Messrs. Edward A. Mulé and Robert J. O’Shea are each members of Management and as a result, each may be deemed to be a beneficial owner of all of the shares held by the Silver Point Entities. Management and Messrs. Mulé and O’Shea disclaim beneficial ownership of the reported shares held by the Silver Point Entities except to the extent of their pecuniary interests. The address for the Silver Point Entities is 2 Greenwich Plaza, Suite 1, Greenwich, CT 06830.

(9)

According to information available to Endo, the number of shares of Endo common stock beneficially owned by the Oaktree Entities (as defined herein) consists of 6,124,446 shares previously issued, and the number of shares to be registered hereby consists solely of 1,378,816 restricted shares previously issued. The registered holders of the referenced shares to be registered are the following funds and accounts: Oaktree Opportunities Fund Xb Holdings (Delaware), L.P.; Oaktree Opportunities Fund Xi Holdings (Delaware), L.P.; Oaktree Opportunities Fund Xii Holdings (Delaware), L.P.; Oaktree Capital Holdings, LLC; and Oaktree Capital Group Holdings GP, LLC (collectively, the “Oaktree Entities”). The address for the Oaktree Entities is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(10)	The business address for this entity is 2728 N. Harwood Street, 2nd Floor, Dallas, TX 75201. This ownership information is based on a Schedule 13G filed with the SEC on November 4, 2024.
(11)	The business address for this entity is One Franklin Parkway, San Mateo, CA 94403. This ownership information is based on a Schedule 13G filed with the SEC on October 31, 2024.
(12)

According to information available to Endo, this figure represents the number of shares of Endo common stock beneficially owned by Canyon Capital Advisors LLC (“Canyon”) on behalf of the Canyon Entities (as defined herein). The registered holders of the referenced shares are the following funds and accounts: Canyon-ASP Fund, L.P.; Canyon Balanced Master Fund, Ltd.; Canyon Distressed Opportunity Master Fund III, L.P.; CDOF IV Master Fund, L.P.; Canyon ESG Master Fund, L.P.; Canyon IC Credit Master Fund L.P.; Canyon Distressed TX (A) LLC; Canyon Distressed TX (B) LLC; The Canyon Value Realization Master Fund, L.P.; Canyon-EDOF (Master) L.P.; Canyon NZ-DOF Investing, L.P.; and Canyon Value Realization Fund, L.P. (collectively, the “Canyon Entities”). Each of the Canyon Entities is currently a party to an investment advisory agreement with Canyon, pursuant to which Canyon is granted discretionary right, power and authority to manage and vote with respect to each Canyon Entity’s investments, including its investment in the shares. Canyon is ultimately owned by family limited liability companies and/or trusts that are ultimately controlled by Joshua S. Friedman and Mitchell R. Julis. Canyon and each of Messrs. Friedman and Julis disclaim beneficial ownership of the shares, except to the extent of the voting and investment power in respect of the shares. The address for the Canyon Entities is 2728 N. Harwood Street, 2nd Floor, Dallas, TX 75201.

Director Compensation

The Compensation & Human Capital Committee is responsible for reviewing and approving the Company’s non-employee director compensation program and any fees or other benefits to be paid to non-employee directors. This compensation program is intended to offer competitive pay, taking into consideration compensation levels exhibited by Endo’s Pay Comparator Companies. Details of the compensation arrangements that have been approved by the Compensation & Human Capital Committee are summarized below.

Cash Retainers

Since the Effective Date, non-employee directors of Endo, Inc. have generally been entitled to earn annual cash retainers based on their service on the Board and on certain committees of the Board during the annual compensation cycle (which generally runs from January 1st to December 31st of each year). The cash amounts described in this section are generally earned ratably over the applicable service period, subject to proration, and paid in arrears in quarterly installments as soon as administratively practicable following the end of the calendar quarter in which the applicable services occurred. The annual cash retainer amounts that non-employee directors have generally been entitled to earn since the Effective Date include:

Purpose	Board Chairperson	Other Non-Employee Directors

Annual cash retainer for serving on the Board	$135,000	$75,000

Annual cash retainer for serving as a member of specified committee, other than the committee’s Chair(1)	$—	$12,500

Annual cash retainer for serving as Chair of a specified committee (1)	$—	$25,000

(1)

Amounts are determined on a committee-by-committee basis. Committees eligible for such fees include the Audit & Finance Committee, Compensation & Human Capital Committee, Nominating, Governance and Corporate Responsibility Committee, Compliance Committee and Product Portfolio Committee.

Effective August 29, 2024, Blaise Coleman ceased serving as the Company’s President and Chief Executive Officer and Mr. Hirsch was appointed as the Company’s Interim Chief Executive Officer. In connection with Mr. Hirsch’s appointment as Interim Chief Executive Officer, Mr. Hirsch immediately resigned from all of his then-current Board committee appointments (except that he continued to serve as a member of the Product Portfolio Committee). Mr. Hirsch has been and remains ineligible to earn any of the Board cash retainer amounts described in this section during his tenure as Interim Chief Executive Officer. The Board subsequently commenced a search for a permanent Chief Executive Officer.

Special Temporary Compensation Arrangements

In consideration of the considerable time and energy required of the Company’s non-employee directors based on, among other things, the search for a permanent Chief Executive Officer, Mr. Hirsch’s resignation from most of his Board committee appointments and the negotiation and consummation of the previously-announced merger transaction with Mallinckrodt (the Merger), the Compensation & Human Capital Committee approved the following temporary supplemental cash fees, taking into consideration analyses performed by, and consultations with, its independent compensation consultant:

▪

Each of the non-employee directors other than Mr. Hirsch and Mr. Efron were eligible for a supplemental cash fee of $30,000 per month (or $40,000 per month in the case of the Board Chairperson) from September 1, 2024 until March 31, 2025; provided, however, that while this temporary compensation arrangement was in place, non-employee directors were not eligible to earn cash retainers for any incremental committee appointments made after July 31, 2024. This arrangement was subsequently extended (with an incremental increase in the monthly fee rate of $50,000 per month) and is currently expected to extend until the earlier of (i) the end of the month in which the Merger is consummated or, if earlier, the end of the month in which the Merger is terminated or (ii) August 31, 2025.

Mr. Efron was eligible for a supplemental cash fee of $30,000 per month from September 1, 2024 until March 31, 2025 on the same basis as the other non-employee directors. In light of the special expertise provided by Mr. Efron and the extraordinary efforts of Mr. Efron in negotiating the Merger transaction, ancillary arrangements and other special initiatives of Endo, Mr. Efron subsequently became eligible for an increased monthly supplemental cash fee of $300,000 per month, beginning April 1, 2025 and continuing for a period of five months. If the Merger closes before the end of the five-month period, any supplemental cash fees that would have been paid over the remainder of the five-month period will be accelerated and paid in full at the closing of the Merger.

Annual Equity Retainers

Pursuant to the Company’s non-employee director compensation program, non-employee directors of Endo, Inc. are generally eligible to earn annual equity retainers with a targeted value $365,000 for the Board Chairperson and $300,000 for the other directors, granted in the form of Restricted Stock Units (RSUs), which shall generally be granted on the first trading day after the Company’s Annual Stockholders Meeting. RSUs granted to each non-employee director shall generally vest after one year provided that the non-employee director continues to serve on the Board until at least the date of the Annual Stockholders Meeting of the year of vesting.

Notwithstanding the general policy described above, annual equity retainers for service in 2024, 2025 and 2026 were granted to Messrs. Herendeen, Efron, Hirsch, Pasternak and Yoskowitz and Ms. Langlois upfront in 2024 in the form of RSUs (the Initial Director Grants), with one-third generally subject to vest on each of the first, second and third anniversaries of the Effective Date, in each case subject to the continued service requirements described above for each applicable vesting year. The number of RSUs granted to each eligible director pursuant to the Initial Director Grants was determined by the Compensation & Human Capital Committee by dividing the respective director’s aggregate targeted grant values for 2024, 2025 and 2026 ($1,095,000 for the Board Chairperson and $900,000 for the other eligible directors) by $28.75, representing the estimated per-share fair market value of Endo, Inc. common stock as of the Effective Date. As further described below, the Compensation & Human Capital Committee approved the Initial Director Grants on September 30, 2024 when the closing price of Endo, Inc. common stock was $25.48 per share, resulting in awards with grant date fair values, determined in accordance with Accounting Standard Codification Topic 718—Stock Compensation (ASC 718), of $970,457 for the Board Chairperson and $797,626 for the other eligible directors. Pursuant to the Company’s current non-employee director compensation program, directors who received the Initial Director Grants are not currently eligible to receive any additional annual equity retainers in their capacity as directors until the 2027 annual compensation cycle.

Non-employee directors are eligible to defer a portion of their annual equity retainers under the Endo, Inc. Directors Deferred Compensation Plan.

Meeting Fees

Pursuant to the Company’s non-employee director compensation program, non-employee directors of Endo, Inc. are not eligible to receive any additional compensation for attending meetings of the Board or any of the committees of the Board.

Additional Arrangements

Non-employee directors of Endo, Inc. are generally eligible to be provided or reimbursed for transportation, hotel, food and other incidental expenses related to attending Board and committee meetings or participating in director education programs and other director orientation or educational meetings.

Insurance and Indemnification

The Company has retained directors and officers indemnification insurance coverage. This insurance covers non-employee directors and officers individually.

Non-Employee Director Compensation Table

The following table provides information concerning the 2024 compensation of the Company’s non-employee directors and includes any individual who received compensation as a non-employee director at any time during 2024, except for Mr. Hirsch who is a Named Executive Officer and whose 2024 compensation is fully reflected in the Summary Compensation Table under the heading “Executive Compensation Tables.” Mr. Coleman, who was a director of the Company during 2024, received no additional compensation for his service as director. For a complete understanding of the following table, please read the footnotes and the narrative disclosures that follow the table.

Name	Director Since	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)

Current Directors of Endo, Inc.:

Paul Herendeen	April 2024	$253,091	$970,457	$1,223,548

Paul Efron	April 2024	$197,576	$797,626	$995,202

Sophia Langlois	April 2024	$197,576	$797,626	$995,202

Andy Pasternak	April 2024	$199,894	$797,626	$997,520

Marc Yoskowitz	April 2024	$203,044	$797,626	$1,000,670

Former Directors of Endo International plc:

Mark G. Barberio	February 2020(3)	$280,000	$—	$280,000

Jennifer M. Chao	February 2021(3)	$160,000	$—	$160,000

Shane M. Cooke	July 2014(3)	$168,333	$—	$168,333

Nancy J. Hutson, Ph.D.	February 2014(3)	$168,333	$—	$168,333

Michael Hyatt	February 2014(3)	$208,333	$—	$208,333

William P. Montague	February 2014(3)	$208,333	$—	$208,333

M. Christine Smith, Ph.D.	July 2020(3)	$160,000	$—	$160,000

(1)	The amounts in this column represent all cash fees earned by or paid to each non-employee director during 2024.
(2)

The amounts in this column represent the grant date fair values of the Initial Director Grants, which are RSUs that were granted upfront in 2024 in respect of 2024, 2025 and 2026 annual equity retainers and generally vest annually over time through April 23, 2027. The material terms of these Initial Director Grants are described in the “Annual Equity Retainers” section above. As noted therein, pursuant to the Company’s current non-employee director compensation program, directors who received the Initial Director Grants are not currently eligible to receive any additional annual equity retainers in their capacity as directors until the 2027 annual compensation cycle. As determined in accordance with ASC 718, the grant date for such RSUs was September 30, 2024 and the grant date fair value per RSU was $25.48. Refer to the “Share-Based Compensation” footnote in our audited financial statements included in the Endo, Inc. 2024 Annual Report on Form 10-K for the assumptions we use in valuing and expensing stock awards in accordance with ASC 718.

(3)

These individuals served as non-employee directors of Endo International plc through April 2024 and did not subsequently serve as non-employee directors of Endo, Inc. Pursuant to the terms of the former Endo International plc non-employee director compensation program, these individuals earned cash fees in 2024 through April 2024 (paid monthly in arrears) at a rate of (i) $37,500 per month for serving as a non-employee director (or $50,000 in the case of the Board Chairperson); (ii) $1,250 per month for serving as a member of (or $3,333 per month for chairing) each of the Endo International plc Audit & Finance, Compensation & Human Capital, Nominating, Governance & Corporate Responsibility and Compliance Committees; and (iii) $10,000 per month for serving as a member of (or $15,000 per month for chairing) the Endo International plc Strategic Planning Committee.

The following table summarizes the aggregate number of stock awards, which consisted solely of RSUs, that were outstanding at December 31, 2024 for each non-employee director serving on the Board on such date. There were no option awards outstanding for any of the non-employee directors serving on the Board at December 31, 2024:

Name	Restricted Stock Units Outstanding at Fiscal Year End (#)	Value at Fiscal Year End ($)(1)

Paul Herendeen	38,087	$933,132

Paul Efron	31,304	$766,948

Sophia Langlois	31,304	$766,948

Andy Pasternak	31,304	$766,948

Marc Yoskowitz	31,304	$766,948

(1)	Based upon the closing price of Endo, Inc. common stock on December 31, 2024 of $24.50.

Proposal 2: Advisory Vote on the Compensation of Our Named Executive Officers (Say-on-Pay)

We are seeking an advisory vote to approve Endo, Inc.’s executive compensation for 2024, which will be the first such vote of the stockholders of Endo, Inc. following the consummation of the Plan on the Effective Date.

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we regularly seek a non-binding advisory vote from our stockholders to approve the compensation of our NEOs as disclosed below in the Compensation Discussion & Analysis and in the other tabular and narrative executive compensation disclosures in this Proxy Statement. Since the required vote is advisory, the result of the vote is not binding upon the Board. Although the say-on-pay vote is advisory and is not binding on our Board, our Board and Compensation & Human Capital Committee will take into consideration the outcome of the vote when making future executive compensation decisions.

As further discussed in Compensation Discussion and Analysis, the Company’s executive compensation program prioritizes paying for performance, aligning the interests of our executives with our stockholders and offering competitive pay, taking into consideration market practices and compensation norms.

The Compensation & Human Capital Committee and the Board of Directors recommend a vote FOR the approval, on an advisory basis, of the compensation of Endo’s named executive officers as described in Compensation Discussion & Analysis and in the other tabular and narrative executive compensation disclosures in this Proxy Statement.

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (CD&A) describes our executive compensation philosophy, the factors considered by the Compensation & Human Capital Committee (referred to in this CD&A as the Compensation & Human Capital Committee or the Committee) and the Board in setting executive compensation, the components of our 2024 executive compensation program and the factors considered by the Committee and the Board in determining payouts thereunder.

The executive officers whose compensation is discussed in this CD&A and who are referred to as the named executive officers, or NEOs, include:

Name	Position and Offices as Employees of the Company

Current Named Executive Officers (Current NEOs):
Scott Hirsch	Interim Chief Executive Officer
Mark T. Bradley	Executive Vice President & Chief Financial Officer
Matthew J. Maletta	Executive Vice President, Chief Legal Officer & Secretary
Patrick A. Barry	Executive Vice President & President, Global Commercial Operations
James P. Tursi, M.D.	Executive Vice President, Global Research & Development

Former Named Executive Officer:
Blaise Coleman	Former President & Chief Executive Officer

Background

Immediately prior to the consummation of the Plan and the transfer on the Effective Date of substantially all of the assets of Endo International plc to Endo, Inc., the NEOs (except for Mr. Hirsch) were executive officers of Endo International plc. As a result, this CD&A and the other compensation disclosures that follow discuss the 2024 compensation programs of both Endo International plc, which generally applied prior to the consummation of the Plan, and Endo, Inc., which generally applied following the consummation of the Plan. Decisions regarding the compensation of the NEOs prior to the consummation of the Plan were made by the Compensation & Human Capital Committee of Endo International plc (the CHCC) or, in certain instances, by the Board of Directors of Endo International plc. Following the consummation of the Plan, the Board of Endo, Inc. formed its own Compensation & Human Capital Committee, which together with the Board in certain instances, is now generally responsible for determining the executive compensation programs and policies of Endo, Inc. References to “NEO” in this CD&A and the subsequent compensation disclosures refer to the individuals described above, regardless of whether the individual was performing services as an officer of Endo International plc or, post-consummation of the Plan, was performing services as an officer of Endo, Inc.

Additionally, this CD&A and the compensation disclosures that follow contain certain descriptions of 2024 activity that include, but are not limited to, (i) NEO and company results, performance and achievements, including in the context of Endo’s performance-based compensation programs, and (ii) compensation decisions and amounts. Unless otherwise indicated or required by the context, descriptions and amounts relating to 2024 represent, for the NEOs, their full-year performance, achievements and compensation relating to their employment with the Predecessor through the Effective Date and with the Suc-

cessor through December 31, 2024. Additionally, in certain cases, this CD&A includes descriptions and amounts relating to the full-year 2024 results, performance and achievements of the Predecessor through the Effective Date and the Successor through December 31, 2024. Where provided, we believe this combined presentation provides comparability among periods and information about trends in our business and the results of our continuing operations. Additionally, we believe this combined presentation is consistent with certain of our 2024 compensation programs, including the 2024 annual cash incentive compensation (IC) program for which the performance targets and assessments approved by the Committee were based on full-year combined 2024 results. Discussions about periods prior to 2024 relate entirely to the Predecessor. Refer to our audited financial statements included in the Endo, Inc. 2024 Annual Report on Form 10-K for more information about 2024 company results prior and subsequent to the Effective Date.

Any combined 2024 financial measures relating to company performance included herein, including Adjusted Revenue, Adjusted Free Cash Flow and Adjusted EBITDA Margin, are not considered to be prepared in accordance with U.S. generally accepted accounting principles (GAAP) and have not been prepared as pro forma results per applicable regulations, do not reflect the actual results that would have been achieved absent the consummation of the Plan and may not be indicative of future results.

During the pendency of the bankruptcy proceedings of Endo International plc, the CHCC was generally restricted from making changes to the executive compensation program of Endo International plc. Additionally, certain decisions and actions related to the executive compensation program of Endo International plc occurred prior to the commencement of the bankruptcy proceedings of Endo International plc.

2024 Business Update

This year’s Proxy Statement highlights decisions made by the CHCC, the Committee and the Board in the context of significant transformation.

In April 2024, the Plan was successfully consummated, resulting in, among other things, the transfer of substantially all of the business, assets and employees (including the executive officers) of Endo International plc to Endo, Inc. The consummation of the Plan was a substantial milestone and strategically positioned Endo to operate with a strong balance sheet, a diversified portfolio of on-market medicines across its four segments, a robust pipeline of innovative and differentiated product candidates and a highly skilled team.

Certain significant leadership changes also took place in 2024, including at both the Board and Chief Executive Officer levels. Immediately following the consummation of the Plan, a new set of directors was appointed to the Endo, Inc. Board. Except for Blaise Coleman, all of the directors appointed to the Endo, Inc. Board had not previously served on the Endo International plc Board. Later in August 2024, Mr. Coleman ceased serving as a director and as President and Chief Executive Officer of the Company, and Scott Hirsch was appointed as the Company’s Interim Chief Executive Officer (in addition to his already-existing role as a director).

Endo’s business also faced a number of anticipated external challenges in 2024, including continued competitive pressures and market contraction impacting certain products. Despite these challenges, Endo delivered strong financial and operating performance in 2024, exceeding its Adjusted Revenue target contemplated in the 2024 IC program. Endo also delivered on a number of strategically significant initiatives in 2024 to drive sustainable performance, including the following:

▪	The principal amount of Endo’s long-term debt decreased significantly, including a $5.6 billion reduction on the Effective Date associated with the consummation of the Plan.
▪	Endo, Inc.’s newly-issued common shares commenced trading on the OTCQX® Best Market under the ticker symbol NDOI.
▪	Endo, Inc. filed a registration statement on Form S-1, which was subsequently declared effective.
▪	Endo achieved its XIAFLEX® maximization commercial and development objectives.
▪	Endo launched five new products across its Sterile Injectables and Generic Pharmaceuticals segments, while also advancing a number of other key portfolio initiatives.
▪	The U.S. FDA approved commercial production of VASOSTRICT® at the Company’s new aseptic manufacturing facility in Indore, India.
▪	Endo progressed a number of manufacturing network optimization, quality and sustainability initiatives.

As further discussed in this CD&A, consistent with Endo’s pay-for-performance philosophy, the Committee considered the management team’s 2024 accomplishments and performance when issuing awards under Endo’s performance-based incentive programs.

The Board believes that, under the leadership of Endo’s Senior Executive Team, the newly-restructured company is well-positioned to advance its strategic priorities in support of our vision of helping everyone we serve live their best life through the development and delivery of life-enhancing products.

Compensation Philosophy

To execute on our strategic objectives and achieve our vision, our compensation programs prioritize the importance of attracting, engaging and retaining experienced and well-qualified executive officers and other employees through policies, programs and strategies that advance our critical business and human capital development objectives and promote the creation of stockholder value over the long-term.

The Committee has implemented an executive compensation philosophy that is designed to support our business strategy. The objectives of this philosophy include:

▪

linking pay with individual and company performance, including through the use of pay-for-performance incentive compensation programs that align the interests of our executive officers and other employees with those of our stockholders, while embracing our values, behaviors and Code of Conduct;

▪	balancing our short- and long-term business objectives and managing our goal-setting so as to discourage excessive risk-taking for the purposes of achieving a compensation result;
▪

attracting and retaining experienced and well-qualified executive officers and other employees and motivating them to perform at the highest professional level by offering compensation opportunities that are market-competitive; and

▪	considering stockholder input when designing and implementing our executive compensation programs.

In alignment with this philosophy, the Committee believes in prioritizing executive compensation programs pursuant to which:

▪

a significant amount of executive compensation is variable and incentive-based and directly aligned with Endo’s financial, strategic, operating, compliance and share price performance objectives, without encouraging excessive risk; and

▪	Total direct compensation levels are competitive as compared to Endo’s Pay Comparator Companies (as defined below).

Setting Executive Compensation

This section discusses the general policies and practices of management, the Committee and the Board in making executive officer compensation decisions. Individual 2024 compensation considerations and decisions, including relating to Mr. Hirsch’s Interim CEO Arrangement (as defined below), are separately discussed below under the heading “2024 Executive Compensation Considerations and Determinations.”

General Role of Executive Officers and Other Members of Management

With oversight from our Chief Executive Officer, members of management (including from time to time other executive officers), formulate recommendations on the Company’s compensation philosophy, compensation plan design and compensation for executive officers other than the Chief Executive Officer. The Chief Executive Officer provides the Committee with performance assessments and compensation recommendations for each of the executive officers, other than himself. The Committee considers those recommendations with the assistance of its compensation consultant. Members of management do not participate in formulating, or in discussions with the Committee or the Board regarding, their own compensation recommendations.

General Role of the Committee and the Board

In making executive officer compensation decisions (or recommendations to the Board in the case of the Chief Executive Officer), the Committee considers individual and company performance, peer data, input from the Committee’s compensation consultant (LB&Co.), feedback from stockholders, its own judgment and, except in the case of the Chief Executive Officer, performance assessments and compensation recommendations from the Chief Executive Officer. In the case of the Chief Executive Officer, the Committee shares the results of its analysis (including its evaluation of the Chief Executive Officer’s performance and its recommendations regarding the Chief Executive Officer’s compensation) with the full Board, which is responsible for reviewing and approving such recommendations.

Individual and Company Performance Considerations

The performance of the Chief Executive Officer is assessed in relation to performance objectives approved for the year by the Committee, in consultation with the full Board. The performance of the other executive officers is assessed in relation to individual performance objectives set for the year by the Chief Executive Officer. Other factors that are considered, for each of the executive officers, include the degree of risk and challenge involved in achieving individual performance objectives, contributions of the individual and his/her function to company performance, increases in competencies, skill development and alignment with Endo’s values.

Company performance is assessed in relation to strategic, operating, compliance and human capital objectives approved for the year by the Committee, in consultation with the full Board. In setting these objectives, the Committee considers, among other things, input from the Board, discussions with Endo’s Chief Executive Officer and senior management and feedback from stockholders. As further discussed below under the heading “2024 Annual Cash IC Considerations and Determinations,” this performance assessment directly impacts payouts under Endo’s annual cash IC program. Endo also sets multi-year performance goals when issuing Performance Share Units (PSUs) that will ultimately be used in determining the payout under such awards.

Peer Data and Compensation Consultant Considerations

In making compensation decisions with respect to each element of compensation, the Committee and, as applicable, the Board, considers the competitive market for executives and compensation levels provided by comparable companies by reviewing the compensation practices at companies with which the Company competes for talent, including businesses engaged in activities similar to those of the Company. While the Committee and the Board do not believe that it is appropriate to establish compensation levels based solely on benchmarking, they generally believe that it is appropriate to set the target compensation of Endo’s executives near median levels (for executives in similar positions and with similar responsibilities and experience at similar companies of comparable size), with the opportunity for top quartile compensation based upon individual and company performance.

For purposes of this peer analysis, the Committee annually consults with LB&Co., and approves the use of a sample of companies with similar operations to Endo, which we refer to collectively as the “Pay Comparator Companies.” This analysis takes into consideration comparative market data obtained from LB&Co. related to the Pay Comparator Companies.

The Committee believes that Endo competes with the Pay Comparator Companies for talent and for stockholder investment. In assessing the relevance of the Pay Comparator Companies, LB&Co. evaluates the appropriateness of including each company based on several key criteria in an effort to identify comparator companies with the most appropriate business fit. These factors include company size (in terms of both revenue and enterprise value), industry/business sector, operating complexity, location, talent market, customer base and other relevant factors, recognizing that not all peer companies will match all criteria and not all criteria are of equal importance. Additionally, the consolidation of viable peer companies and loss of many similarly-sized competitor companies in recent years requires Endo to consider comparator companies that fall outside of the normal size parameters in order to include organizations relevant to Endo’s business. This includes companies both larger and smaller in size in an effort to include a balanced and fair assessment of the range of competitive pay levels. Ultimately, the Committee believes it is imperative that the Pay Comparator Companies align with Endo’s market for key talent in order to establish a reasonable assessment of competitive pay levels for our executive officers.

The Pay Comparator Companies typically have similar executive officer positions; however, the Committee does not attempt to set each compensation element for each executive within a particular range as it relates to the Pay Comparator Companies. Instead, the Committee uses market comparisons as one factor in making compensation decisions. Other factors considered when making individual executive compensation decisions include individual contribution and performance, reporting structure, complexity and importance of role and responsibilities, internal pay equity, leadership, growth potential and secondary executive compensation survey sources specific to the life sciences industry, among others.

The Committee-approved Pay Comparator Companies for 2024 are listed in the table below:

2024 Pay Comparator Companies

Alkermes plc	Incyte Corporation

Amneal Pharmaceuticals, Inc.	Jazz Pharmaceuticals plc

Amphastar Pharmaceuticals, Inc.	Lantheus Holdings, Inc.

Bausch Health Companies Inc.	Neurocrine Biosciences, Inc.

BioMarin Pharmaceutical Inc.	Organon & Co.

Catalent, Inc.	Perrigo Company plc

Corcept Therapeutics Incorporated	QuidelOrtho Corporation

Emergent BioSolutions Inc.	Sarepta Therapeutics, Inc.

Exelixis, Inc.	United Therapeutics Corporation

Hologic, Inc.

Pay Risk and Governance

The Committee regularly reviews industry compensation practices to align the Company’s compensation philosophy with the Company’s business strategy, while focusing on the enhancement of long-term stockholder value and management of risk.

Notwithstanding certain exceptions made with respect to the compensation of Mr. Hirsch (which relate to the interim nature of his role as Chief Executive Officer and are further discussed herein), the summary below reflects the general governance practices implemented and maintained by the Committee:

What We Do

Maintain a Compensation & Human Capital Committee composed entirely of independent directors

Engage with stockholders on governance and compensation matters

Retain an independent executive compensation consultant to the Committee

Conduct annual assessments of NEO pay positioning against Pay Comparator Companies

Complete independent annual reviews of risks associated with compensation arrangements, policies and practices

Implement an executive pay program that is highly concentrated on variable short- and long-term incentive compensation tied to individual and company performance

Grant long-term incentive (LTI) awards to NEOs (in respect of their service as NEOs) that are generally subject to multi-year vesting conditions and consist of a minimum of 50% PSUs

Maintain a conservative approach on executive perquisites

Maintain robust stock ownership guidelines for executive management and non-employee directors

Maintain compensation recovery (clawback) policies that collectively apply to all discretionary, performance-based and time-based incentive compensation, whether in the form of equity- or cash-based awards, in situations involving certain covered misconduct or negligence, or financial reporting errors impacting incentive compensation awards

What We Don’t Do

Reward executives for excessive, inappropriate or unnecessary risk-taking

Allow re-pricing of equity awards without stockholder approval

Allow cash buyouts of underwater options

Allow hedging and pledging of Company shares

Grant LTI awards to NEOs (in respect of their service as NEOs) that allow for single-trigger vesting upon change in control

Allow change in control gross-up payments

On at least an annual basis, the Company conducts an assessment of the potential risks associated with the Company’s compensation arrangements, policies and practices. The assessment is conducted by LB&Co. and then reviewed by the Committee. A key objective is to determine whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. This risk assessment process includes identifying and analyzing compensation programs with the highest risk potential, including:

▪	identifying the features within the programs that could potentially encourage excessive or imprudent risk-taking;
▪	identifying business risks that these features could potentially encourage;
▪	identifying controls and program features that mitigate the risks identified;
▪	determining residual risk remaining after having identified mitigating controls and features; and
▪	assessing whether residual risk is reasonably likely to have a material adverse effect on the Company as a whole.

The Committee also reviews the Company’s compensation programs that allow for variable payouts. A key consideration is the establishment of an appropriate mix of performance metrics. The Committee also oversees the plans so that they reward both annual goal achievement and the long-term sustainable success of the Company. In addition, the reviews focus on plans where an employee might be able to influence payout factors and programs that involve our executives, with a focus on analyzing whether any of the performance targets encourage excessive risk-taking. During the assessment, several control and design features of the Company’s compensation program that are intended to mitigate the risk of excessive risk-taking are evaluated. Risk profiles are also evaluated on an ongoing basis by the Company’s management team as new program designs are considered.

Based on the 2024 risk assessment, it was concluded that the potential risks associated with the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on Endo. The Committee will continue to review the Company’s compensation programs at least annually to identify and address potential risks that may have a material adverse effect on the Company.

Executive Compensation Program Components

Summary

Our executive compensation program includes three primary components:

▪	base salary;
▪	annual cash IC awards; and
▪	annual LTI awards.

Apart from Mr. Hirsch’s interim compensation arrangement, the Company’s executive officers are generally eligible to participate in these three compensation components. The Committee and Board believe that the majority of the compensation of senior-most levels of management—the levels of management having the greatest ability to influence performance—should be variable and dependent upon performance. This is illustrated in the following chart, which shows the average of the 2024 compensation targets applicable for Messrs. Bradley, Maletta and Barry and Dr. Tursi, in respect of these three primary compensation components.

Note: This chart excludes the compensation of Messrs. Hirsch and Coleman. Base salary represents the annual rate of base salary. The executive employment agreements of Messrs. Bradley, Maletta and Barry and Dr. Tursi do not provide for guaranteed annual LTI targets. The LTI target amounts reflected in the chart are based on the Initial LTI Targets (as defined and further discussed in the “2024 Annual LTI Considerations and Determinations” section below).

Mr. Coleman’s compensation package also reflected this belief, with a substantial majority of his target compensation opportunities prior to him ceasing to serve as President & Chief Executive Officer (effective August 29, 2024) being in the form LTI and IC. Refer to the “2024 Base Salary Considerations and Determinations” section below for a discussion of Mr. Hirsch’s compensation as Interim Chief Executive Officer.

The three primary components of our executive compensation program are further discussed below.

Base Salary

The first primary component of executive compensation is base salary. The objective of base salary is to reflect job responsibilities and value to the Company, while taking into consideration market competitiveness. We seek to provide our executive officers with competitive annual base salaries in order to attract and retain them. While the base salary component of our executive officer compensation program is primarily designed to provide the baseline level of compensation to executive officers, individual performance is also a key consideration when establishing appropriate base salary increases that the executives may receive from time to time, further supporting the Company’s pay-for-performance philosophy.

Initial NEO base salaries are documented in their employment agreements, which are described under “Executive Employment Agreements” below. Base salaries are subsequently reviewed at least annually thereafter. Initial NEO salaries and the amount of any increases over these salaries are determined by the Committee (together with the Board in the case of the Chief Executive Officer) based on a variety of factors, including:

▪

the nature and responsibility of the position and, to the extent available, salary norms for persons in comparable positions at the Pay Comparator Companies and/or secondary executive compensation survey sources specific to the life sciences industry;

▪	the expertise and competencies of the individual executive;
▪	the competitiveness of the market for the executive’s services;
▪	internal review of the executive’s compensation, both individually and relative to other NEOs;
▪	the recommendations of the Chief Executive Officer (except in the case of the Chief Executive Officer’s own compensation); and
▪	actual and expected individual performance of the NEO, which includes:
▪	achievement of individual annual goals and objectives, the risks and challenges involved and the impact of the results;
▪	performance of day-to-day responsibilities;

▪	increases in competencies and skill development;
▪	the value of the NEO’s contribution to function and company goal achievement; and
▪	the alignment of the NEO’s behaviors with Endo’s values.

Refer to the “2024 Executive Compensation Considerations and Determinations” section below for information regarding 2024 base salary decisions.

Annual Cash IC Awards

The second primary component of executive compensation is annual cash IC, which is a short-term performance-based incentive compensation program that rewards the achievement of annual goals and objectives, as well as longer-range strategic goals. In alignment with the Company’s pay-for-performance philosophy, the program provides each participant with an opportunity to earn an annual cash bonus subject to the achievement of individual and company performance objectives that are intended to correlate closely with stockholder value creation and preservation. Performance objectives are set at the beginning of the year, with company performance metrics governing the annual cash IC program documented in the Company’s enterprise “scorecard.” This scorecard includes both financial and non-financial performance metrics that align with the Company’s strategic and business plans, with the financial metrics taking into consideration the Company’s financial guidance for the year.

Each eligible NEO’s target annual cash IC award is set as a percentage of base salary. IC target percentages for the NEOs are initially set in their employment agreements and are typically reviewed at least annually thereafter. IC target percentages are set based on the factors that the Committee, and the Board in the case of the Chief Executive Officer, deem relevant including, but not limited to, each NEO’s specific position, accountabilities and impact on overall company performance, as well as a review of Pay Comparator Company compensation levels.

After the end of each year, the Committee (together with the Board in the case of the Chief Executive Officer) is responsible for approving each NEO’s award amount taking into consideration both individual performance and Endo’s achievement of its enterprise scorecard objectives. The resulting bonus payments can range between 0% and 195% of target. The relationship between payout and performance in respect of enterprise scorecard objectives is pre-established and formulaic; however, discretion may be applied in measuring performance, subject to certain limitations. For example, in determining the extent to which the annual performance goals are met for a given period, the Committee (and, as applicable, the Board) may exercise judgment in determining whether to reflect or exclude the impact of changes in accounting principles and unusual or infrequently occurring events reported in the Company’s public filings. The Committee (and, as applicable, the Board) also has the discretion to withhold annual cash IC awards that otherwise would be made to any employees, including the NEOs, if it determines company performance is below pre-established thresholds.

Annual LTI Awards

The third primary component of executive compensation is annual LTI, for which the realization of value depends significantly upon Endo’s delivery of stockholder value. LTI awards are subject to vest over a multi-year period and thus create a future reward structure for eligible employees. The Committee believes that the most effective means to encourage long-term performance by our NEOs is to create an ownership culture where Endo’s leaders have a meaningful stake in the Company’s financial future. This philosophy is implemented through the granting of the equity-based awards described below.

LTI awards are an important component supporting our compensation philosophy and are allocated most heavily to:

▪	reward consistently high-performing individuals who make significant contributions to the success of the Company;
▪	reward individuals at various levels who have high impact relative to the expectations and objectives of their role; and
▪	retain eligible individuals who have skills critical to the long-term success of the Company.

The LTI compensation program normally provides an annual grant that is directly aligned with Endo’s financial, strategic, operating, compliance and share price performance objectives. The level of LTI compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to NEOs and the goals of the compensation program. Typically, LTI awards for NEOs are equity-based, providing for the opportunity to award a combination of PSUs, RSUs and/or stock options.

The Committee believes that targeted combinations of PSUs, RSUs and/or stock options closely equate the value of the benefit received by the recipient to the accounting expense of the benefit to the Company, while also being supported by the pattern of equity-based awards that prevails in the Pay Comparator Companies and in the external market generally.

Factors considered by the Committee (together with the Board in the case of the Chief Executive Officer) in determining the amounts of any LTI grants for the NEOs may include market data on total compensation packages, the value of long-term incentive grants at the Pay Comparator Companies, share usage and stockholder dilution.

In the case of annual grants made in respect of a given performance year, grant levels also take into consideration NEO performance assessments completed at the end of the performance year and, except in the case of awards to the Chief Executive Officer, the recommendations of the Chief Executive Officer. Performance assessments are based on, among other things, a group of factors that collectively contribute to the Company’s future success as a diversified pharmaceutical company committed to helping everyone we serve live their best life through the delivery of quality, life-enhancing therapies, including:

Factors

Development of a long-term vision for the Company and the successful execution of the overall business strategy	Strengthening the balance sheet by effectively managing capital and cash flow conversion

Focus on operational execution and the achievement of operating objectives and overall financial performance	Progress in the development and expansion of the Company’s product portfolio and pipeline

Success in forging the Company for long-term sustainable revenue and profitability growth	Advancement of the Company’s performance-oriented culture and efficient operating model

Achievement of quality, compliance and human capital objectives	Relative stockholder value creation and preservation

2024 Retention & Performance Awards

In addition to the three primary compensation components discussed above, following the date on which Mr. Coleman ceased serving as the Company’s President & Chief Executive Officer in August 2024, the Committee approved ad hoc retention and performance awards (the Retention & Performance Awards) on September 30, 2024 for each of the Current NEOs, excluding Mr. Hirsch. These awards provided the Current NEOs with the opportunity to earn cash payments of up to (i) $507,259 for Mr. Bradley, (ii) $514,830 for Mr. Maletta, (iii) $476,975 for Mr. Barry and (iv) $403,650 for Dr. Tursi, with each NEO’s award consisting of two components:

▪

a performance-based component (70% of the award value), half of which was eligible for payout only if consolidated 2024 revenues exceeded $1.78 billion, with the other half eligible for payout only if 2024 Branded Pharmaceuticals segment revenue exceeded $905 million; and

▪	a time-based component (30% of the award value).

In addition to the performance conditions associated with the performance-based component, both components generally require service through the vesting date of September 30, 2025 (the first anniversary of the grant date) to be eligible for a payout.

The Retention & Performance Awards were provided to incentivize outstanding performance, motivate the NEOs and encourage management continuity through a period of significant transition. Despite strong financial performance in 2024, the Committee determined, in February 2025, that the 2024 revenue targets underlying the performance-based component were not achieved, and no payouts were earned with respect to the performance-based component. Each of the Current NEO recipients remained eligible to receive payouts in respect of the time-based component, subject to remaining employed with the Company through September 30, 2025. Additionally, as further discussed in the “Potential Payments Upon Termination or Change in Control” section below, in the case of an NEO being terminated without cause prior to the vesting date, the respective NEO would be entitled to an accelerated payout of the time-based component.

Benefits and Executive Perquisites

The Current NEOs are eligible to participate in the benefit programs available to all eligible U.S. employees, including health and welfare benefits, life insurance benefits and Endo’s defined contribution 401(k) retirement plan. Additionally, while the Company’s current practice is to limit the use of perquisites, the NEOs are currently eligible for certain limited executive perquisites including financial and legal advisory services and executive physicals. Additionally, pursuant to the terms of Mr. Hirsch’s Interim CEO Arrangement, in acknowledgement of the fact that Mr. Hirsch resides outside the state of Pennsylvania, the Company has agreed to provide him reimbursements for reasonable travel and lodging expenses associated with trips to the Company’s offices while he is serving as Interim Chief Executive Officer.

Executive Employment Agreements

The Company generally enters into written employment agreements with its NEOs. The purpose of these agreements and the compensation and benefits provided for in the agreements is to aid recruitment and management continuity and to reinforce an ongoing commitment to stockholder value creation and preservation.

Following the consummation of the Plan, the Company entered into executive employment agreement with Messrs. Bradley, Maletta and Barry and Dr. Tursi effective May 10, 2024. Each of these agreements will generally continue until the termination of the respective NEO’s employment with the Company. These agreements generally provide for: (i) an initial base salary, (ii) an initial target annual cash IC award opportunity, (iii) eligibility for annual LTI awards and (iv) eligibility for benefits on the same basis as other similarly-situated executives. These agreements each contain a 12-month non-competition covenant, a 12-month non-solicitation covenant, a non-disparagement covenant and a covenant providing for cooperation by each respective NEO in connection with any investigations and/or litigation.

In connection with the appointment of Mr. Hirsch as Endo’s Interim Chief Executive Officer, the Company entered into an employment agreement with Mr. Hirsch, effective August 29, 2024. The agreement was subsequently amended effective in January 2025 (as amended, the Interim CEO Arrangement). The Interim CEO Arrangement generally provides for employment of Mr. Hirsch until August 15, 2025; provided that in the event a permanent Chief Executive Officer commences employment with the Company prior to August 15, 2025, Mr. Hirsch would serve as Advisor to the Chief Executive Officer until August 15, 2025. The agreement provides for an initial base salary and eligibility for benefits. The agreement contains a 12-month non-solicitation covenant and a non-disparagement covenant. On March 13, 2025, the Company entered into an employment side letter agreement with Mr. Hirsch (the Transition Agreement). The Transition Agreement provides that Mr. Hirsch’s employment with the Company will continue until the effective time of the Merger (the Effective Time) and, with mutual agreement, may continue for an additional 30 days following the Effective Time. In addition, in the event that Mr. Hirsch’s employment is terminated by the Company without Cause or Mr. Hirsch resigns for Good Reason (each as defined in the Transition Agreement) upon or following the Effective Time, Mr. Hirsch will be entitled to receive, in addition to any other payments that he may be owed under his existing employment agreement: (i) continued payment of his current monthly base salary for 12 months following termination and (ii) payment of the full COBRA premiums for Mr. Hirsch and his dependents for 12 months following termination, in each case, subject to his execution of a release and separation agreement and a mutually agreeable noncompetition agreement.

The payments and benefits to be received by each Current NEO upon certain terminations of employment are governed by the agreements described in this section, individual award agreements, the respective equity plan(s) to which each award relates and/or any other applicable compensatory arrangements. These payments and benefits and the triggering events are further described in the “Executive Compensation Tables” section below under the heading “Potential Payments Upon Termination or Change in Control.”

The Company may also from time to time enter into written separation agreements with NEOs upon termination of employment. The purpose of these agreements is to provide the Company with certainty regarding its post-termination protections and obligations. Refer to the discussion of Mr. Coleman’s separation arrangement in the “Executive Compensation Tables” section below.

2024 Executive Compensation Considerations and Determinations

2024 Base Salary Considerations and Determinations

Prior to the consummation of the Plan, the base salaries of the then-current NEOs had been set by the CHCC, and had not changed since early 2022. In May 2024, shortly after the consummation of the Plan, the Committee (together with the Board in the case of Mr. Coleman) approved base salary increases for each of the then-current NEOs, as follows:

Name	Base Salary Prior to 2024 Increase	Base Salary After 2024 Increase and as of December 31, 2024

Blaise Coleman	$1,000,000	$1,035,000

Mark T. Bradley	$700,150	$724,655

Matthew J. Maletta	$710,600	$735,471

Patrick A. Barry	$658,350	$681,392

James P. Tursi, M.D.	$600,000	$621,000

These increases took into consideration the factors described in the “Executive Compensation Program Components—Base Salary” section above.

Effective August 29, 2024, Mr. Coleman ceased serving as the Company’s President and Chief Executive Officer and Mr. Hirsch was appointed as the Company’s Interim Chief Executive Officer. Effective on his appointment date, Mr. Hirsch’s Interim Chief Executive Officer compensation package was set by the Board in the Interim CEO Arrangement. Given the interim nature of Mr. Hirsch’s role as Chief Executive Officer and uncertainty regarding his term in such role, the Board approved an interim compensation package for Mr. Hirsch, pursuant to which substantially all of his compensation as Interim Chief Executive Officer is in the form of base salary, with no eligibility to receive annual cash IC or annual LTI awards in his capacity as Interim Chief Executive Officer. The rate of base salary set for his initial term (August 29, 2024 through December 31, 2024) was $250,000 per month.

A permanent Chief Executive Officer had not been identified as of December 31, 2024 (the last day of the initial term noted above). To provide leadership certainty and a smooth transition when a permanent Chief Executive Officer is named, the Board took action in January 2025 to approve an extension of Mr. Hirsch’s agreement and an increase in his base salary rate. Following these actions, Mr. Hirsch’s base of compensation increased to a rate of $750,000 per month beginning January 1, 2025.

The Committee and the Board continue to believe that, under normal circumstances, a substantial majority of the Chief Executive Officer’s compensation should be variable and dependent upon performance.

2024 Annual Cash IC Considerations and Determinations

Annual Cash IC Target Levels. The annual cash IC target percentages for our Current NEOs are expressed in the following chart. These target percentages, which did not change in 2024, relate to the 2024 performance year, payable in 2025. Pursuant to the terms of the Interim CEO Arrangement, Mr. Hirsch is not currently eligible for an annual cash IC award.

2024 Enterprise Scorecard Mix. The following information summarizes the 2024 enterprise scorecard objectives applicable to the Company’s annual cash IC program, which were approved by the Committee for 2024 performance. These objectives were weighted as follows (specific performance targets are discussed below):

2024 Financial Objectives and Results. Financial objectives are set utilizing a budgeting approach that considers prior year performance and expected year-over-year changes in current year performance. Given that many factors can impact financial performance from year to year, the Committee believes that, in determining whether financial objectives are challenging and rigorous, it should consider all relevant factors and not merely a year-over-year comparison. For example, in light of external challenges (including continued competitive pressures and market contraction impacting certain products) contemplated by the Company during its 2024 budgeting process and reflected in its 2024 financial guidance, the Company anticipated year-over-year declines in Adjusted Revenue, Adjusted Free Cash Flow and Adjusted EBITDA Margin. The Committee took this into consideration when approving the Company’s 2024 financial enterprise scorecard objectives, which were intended to be challenging, yet aligned with the Company’s 2024 goals, taking into consideration the factors explained above.

Refer to the following table for Endo’s 2024 performance in relation to 2024 financial enterprise scorecard objectives (certain amounts may not recalculate due to rounding).

	Adjusted Revenue ($ in millions) (1)(2)	Adjusted Free Cash Flow ($ in millions) (1)(3)	Adjusted EBITDA Margin (1)(4)

2024 Threshold—50% Payout Opportunity (5)	$1,642	$516	35.5%

2024 Target—100% Payout Opportunity (5)	$1,728	$573	36.4%

2024 Maximum—150% Payout Opportunity (5)	$1,901	$688	38.3%

2024 Results	$1,761	$549	36.4%

2024 Results as a Percentage of Target	101.9%	95.7%	99.9%

Corresponding Unweighted Payout Factor Based on Performance (0%—150%)	109.5%	78.6%	97.8%

(1)

The Adjusted Revenue, Adjusted Free Cash Flow and Adjusted EBITDA Margin metrics contemplated in the enterprise scorecard are not prepared in accordance with GAAP. In calculating these amounts, each amount is adjusted from GAAP in order to keep participants from being advantaged or disadvantaged as a result of certain unplanned and unbudgeted events or changes throughout the performance period. Such adjustments may include, as applicable: for unbudgeted acquisitions during the performance period to include deal model base case revenue and EPS commitments in the Company’s performance targets; for unbudgeted dispositions during the performance period; and to neutralize foreign exchange impact versus budget during the performance period.

(2)	Adjusted Revenue in 2024 consisted of revenues of $1,178 million for the Successor and $582 million for the Predecessor, each determined in accordance with GAAP, adjusted as described in note (1).
(3)

Adjusted Free Cash Flow represents Adjusted EBITDA (as described in note (4)), further adjusted to exclude the effects of capital expenditures and changes in net working capital. Adjusted Free Cash Flow in 2024 consisted of $113.4 million of Net cash provided by operating activities for the Successor and $744.6 million of Net cash provided by operating activities for the Predecessor, each determined in accordance with GAAP, adjusted as described herein.

(4)

EBITDA represents net income (loss) before interest expense, net; income taxes; depreciation; and amortization, each prepared in accordance with GAAP. Adjusted EBITDA further adjusts EBITDA by adjusting for the items enumerated in note (1) and by excluding other (income) expense, net; share-based compensation; acquisitions and divestitures, such as certain employee-related charges, including earn-outs, separation, retention, or relocation costs, changes in the fair value of contingent consideration, transaction costs of executed deals, and integration or disintegration-related costs; certain amounts related to strategic review initiatives; certain cost reduction initiatives such as separation benefits, continuity payments, other exit costs; asset impairment charges; certain costs incurred in connection with debt or equity-financing activities, such as non-capitalizable transaction costs incurred in connection with a successful financing transaction, and other debt modification costs; litigation-related and other contingent matters; certain legal costs; gains or losses associated with discontinued operations, net of tax; reorganization items, net; and certain other items. Finally, Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by Adjusted Revenue. Adjusted EBITDA Margin in 2024 was determined by dividing: (a) the sum of $731 million of net loss for the Successor and $6,373 million of net income for the Predecessor, each determined in accordance with GAAP, adjusted as described herein, by (b) the sum of the 2024 Adjusted Revenue amounts above.

(5)	These amounts reflect the levels approved by the Committee for 2024 performance.

2024 Overall Performance Against Scorecard Objectives. In addition to the financial objectives discussed above, other performance objectives are established in alignment with the Company’s strategic, operating, compliance and human capital priorities. These objectives are designed to incentivize strong annual operating performance results, while positioning the Company for longer-term success and enhanced stockholder value. Performance objectives are set to be challenging, while reasonably attainable given a concerted effort on the part of the Company’s NEOs and employees in consideration of conditions and trends. NEO compensation is closely aligned with the achievement of the 2024 financial and other objectives, as summarized below.

In February 2025, the Committee reviewed the Company’s achievement of the enterprise scorecard objectives for 2024 and determined that, based on assessment of 2024 performance, the weighted payout factor for the annual cash IC program would be 95.5%, subject to further modification for each eligible NEO based on individual performance. Details behind the Company’s performance objectives, relative weighting and actual final results from the 2024 enterprise scorecard are summarized in the table below. Certain amounts may not recalculate due to rounding and select results have been generalized due to competitive considerations.

Scorecard Objective	2024 Results	Enterprise Scorecard Weight	Unweighted Payout Factor Based on Performance	Weighted Payout Factor

OVERALL RESULTS		100.0%		95.5%

Financial Objectives:		70.0%		66.2%

Achieve Adjusted Revenue (1) of $1,728 million	Adjusted Revenue (1) at 101.9% of target	30.0%	109.5%	32.8%

Achieve Adjusted Free Cash Flow (1) of $573 million	Adjusted Free Cash Flow (1) at 95.7% of target	30.0%	78.6%	23.6%

Achieve Adjusted EBITDA Margin (1) of $36.4%	Adjusted EBITDA Margin (1) at 99.9% of target	10.0%	97.8%	9.8%

Strategic, Operating, Compliance and Human Capital Priority Objectives:		30.0%		29.3%

Achieve key XIAFLEX® maximization development and commercial goals	Exceeded or achieved objectives related to demand for on-market indications and development for potential new indications	6.5%	114.2%	7.4%

Achieve product launch and portfolio development goals	Partially achieved milestones related to the identification, development and filing of product candidates, as well as the launch of new products intended to contribute revenue in the near term	6.9%	87.0%	6.0%

Achieve new product development process enhancement goals	All 2024 objectives met	2.0%	100.0%	2.0%

Achieve manufacturing network optimization goals	Partially achieved objectives related to optimizing and enhancing the capabilities of our internal and contract manufacturing networks	4.0%	54.5%	2.2%

Achieve “New Endo” goals	Consummated the Plan and exceeded related 2024 objectives	3.0%	150.0%	4.5%

Achieve goals to further advance our culture of quality and compliance in everything we do	Achieved quality and compliance objectives throughout supply chain and partially achieved objectives related to internal efficiency metrics	2.5%	96.6%	2.4%

Achieve human capital and “future of work” goals	All 2024 objectives met or exceeded	3.1%	101.6%	3.1%

Achieve sustainability goals	Achieved sourcing goals and partially achieved internal objectives	2.0%	81.3%	1.6%

(1)	Refer to the section above entitled “2024 Financial Objectives and Results” for discussion of Adjusted Revenue, Adjusted Free Cash Flow and Adjusted EBITDA Margin.

Based on company and individual performance, the 2024 bonuses paid in respect of the annual cash IC program were as follows (certain amounts may not recalculate due to rounding):

Name	(A)	(B)	(C)	(A) x (B) x (C)
	2024 Annual Cash IC Target (Salary x IC Target Percentage) ($)	Company Payout Factor (%)	Individual Performance Factor (%)	2024 Annual Cash IC Actual ($)

Mark T. Bradley	$507,259	95.5%	100.0%	$484,432

Matthew J. Maletta	$514,830	95.5%	100.0%	$491,663

Patrick A. Barry	$476,975	95.5%	100.0%	$455,511

James P. Tursi, M.D.	$403,650	95.5%	100.0%	$385,486

Refer to the “Individual Compensation Determinations” section below for additional information about individual performance considerations.

2024 Annual LTI Considerations and Determinations

As noted above, the Committee believes that the most effective means to encourage long-term performance by our NEOs is to create an ownership culture where Endo’s leaders have a meaningful stake in the Company’s financial future. However, immediately following the consummation of the Plan in April 2024, the NEOs had no ownership stake in Endo, Inc. and no outstanding LTI awards of any type.

As contemplated by the Plan, on the Effective Date, Endo, Inc. adopted the 2024 Stock Plan and authorized and reserved 3.6 million shares for issuance pursuant to equity incentive awards to be granted under such plan. In order to quickly establish a meaningful equity stake in Endo, Inc. for Messrs. Bradley, Maletta and Barry and Dr. Tursi, the Committee approved initial grants, from this reserve, of equity-based LTI awards for these individuals, which were granted on September 30, 2024 (the Initial NEO Grants). The amounts granted were determined as follows:

Committee Action	Considerations

The Committee established a target amount for each eligible NEO, determined as a percentage of salary, to be used solely for purposes of the respective NEO’s Initial NEO Grant. The target amount for each eligible NEO was set as the product of the respective NEO’s base salary and 425% for each of Messrs. Bradley, Maletta and Barry, and 300% for Dr. Tursi (the Initial LTI Targets).

The executive employment agreements of each eligible NEO specify that LTI awards will be determined at the sole discretion of the Committee. In determining the Initial LTI Targets, the Committee considered market data on total compensation packages, the value of long-term incentive grants at the Pay Comparator Companies and other factors as further discussed above under the heading “Annual LTI Awards.”

The Committee determined the total expected target value of each Initial NEO Grant by multiplying the respective NEO’s Initial LTI Target by a multiple of approximately 217.7% (the Initial LTI Multiple). The Initial NEO Grants were intended to represent upfront grants of both 2024 and 2025 LTI awards and, as such, the Committee has not authorized any separate 2025 LTI targets for the NEOs who received Initial NEO Grants.

Because the NEOs had no outstanding LTI awards on the grant date, the Committee considered the importance of both quickly establishing a meaningful equity stake in the Company for the NEOs and retaining its management team during a highly transitional period. While the Committee believes the use of a higher multiple would have been supported by market practices given applicable circumstances, the Committee also took into consideration the potential stockholder dilution impact of a higher multiple.

The Committee determined the number of awards to be granted to each eligible NEO by dividing the total expected target value of the respective NEO’s grant by $28.75, representing the estimated per-share fair market value of Endo, Inc. common stock as of the Effective Date.

While the Initial NEO Grants were approved by the Committee on September 30, 2024 when the closing price of Endo, Inc. common stock was $25.48 per share, the Committee used the estimated per-share value of Endo’s shares on the Effective Date ($28.75) to determine the number of equity awards, which is the date on which the NEOs began serving as executive officers of Endo, Inc.

The Committee awarded a mix consisting of 70% PSUs and 30% RSUs.	The Committee considered market practices, the effects of each award type on stockholder dilution and the Committee’s desire to promote the creation and preservation of long-term stockholder value.

The resulting Initial NEO Grants are reflected in the following table (certain amounts may not recalculate due to rounding):

Name	Initial LTI Target (Defined Above) ($)	Initial LTI Multiple (Defined Above) (%)	Initial NEO Grant (Expected Target Value) ($)	Initial NEO Grant (Number of PSUs at Target) (#)	Initial NEO Grant (Number of RSUs) (#)	Initial NEO Grant (Grant Date Fair Value) ($)(1)

Mark T. Bradley	$3,079,784	217.7%	$6,705,765	163,271	69,973	$4,434,433

Matthew J. Maletta	$3,125,752	217.7%	$6,805,873	165,708	71,018	$4,500,637

Patrick A. Barry	$2,895,916	217.7%	$6,305,450	153,524	65,796	$4,169,712

James P. Tursi, M.D.	$1,863,000	217.7%	$4,056,395	98,765	42,327	$2,682,436

(1)	Refer to the Summary Compensation Table and corresponding footnotes below for a discussion of grant date fair values, which were determined in accordance with ASC 718.

Performance Share Units. Performance under the PSUs granted in 2024 is measured based on the compounded annual growth rate of the value of Endo’s common stock over a cumulative three-year performance period generally beginning on the Effective Date and ending on April 23, 2027. The number of PSUs awarded to each eligible NEO on the grant date was determined by the Committee upon grant, with the actual number of shares released at the end of the three-year period depending on how well the Company performs against the Adjusted Share Price CAGR (defined below) targets established on the grant date. Under the current design, the PSUs will not vest unless the three-year Adjusted Share Price CAGR reaches at least 10%, at which the threshold attainment multiple of 0.5x will apply. The target attainment multiple of 1.0x will apply if the three-year Adjusted Share Price CAGR is 15%, while the maximum attainment multiple of 1.5x can only be achieved if the three-year Adjusted Share Price CAGR reaches at least 20%. Attainment levels will be interpolated between the levels specified above. For purposes of these PSUs, the following definitions apply:

▪

“Adjusted Share Price CAGR” means the Share Price CAGR (defined below), adjusted to neutralize the effects of any dividend, stock split, reverse stock split or other similar transaction or event during the Performance Period (defined below).

▪	“Beginning Per Share Price” means $28.75.
▪

“Ending Per Share Price” generally means the volume-weighted average price (VWAP) of shares of Endo’s common stock during the thirty consecutive trading days prior to last day of the Performance Period.

▪	“Performance Period” means the period beginning on the Effective Date and ending on April 23, 2027.
▪	“Share Price CAGR” means the compounded annual growth between the Beginning Per Share Price and the Ending Per Share Price.

Restricted Stock Units. Each RSU represents the right to receive one ordinary share of the Company as of the date of vesting. The RSUs granted to the NEOs generally vest ratably, annually on each of the first, second and third anniversaries of the Effective Date.

Option Awards. The Company does not currently grant stock options, stock appreciation rights or similar option-like instruments (Options), and the Committee does not presently intend to introduce Options into Endo’s LTI compensation program. Accordingly, the Company has no specific policy or practice on the timing of Options with respect to the disclosure of material nonpublic information by the Company. If the Company determines to grant Options, the Committee intends to adopt appropriate policies and practices regarding the timing of such awards with respect to the disclosure of material nonpublic information.

Grant Date Fair Market Value Determination. The number of PSUs and RSUs awarded is based on a determined grant date fair market value (as determined in the sole discretion of the Committee, but in no event shall the determined grant date fair market value be less than the closing price as of the date of the grant).

Interim Chief Executive Officer Considerations. Mr. Hirsch is not currently eligible to receive LTI awards in his capacity as Interim Chief Executive Officer. Mr. Hirsch did however receive equity awards in 2024 in his capacity as a director. Refer to the discussion of the Initial Director Grants in the “Director Compensation” section above for additional information regarding Mr. Hirsch’s 2024 equity grants.

Stock Ownership Guidelines for Executive and Senior Management. In making LTI and other compensation decisions, the Committee may also consider the Ownership Guidelines. The current Ownership Guidelines for executives and members of senior management are as follows:

▪	Chief Executive Officer: 6x base salary
▪	Executive Vice Presidents: 3x base salary
▪	Chief Accounting Officer and Senior Vice Presidents: 1x base salary

Executives and members of senior management are generally expected to achieve the Ownership Guidelines within five years of the date on which they were appointed to their then-current level at Endo, Inc. Executives and members of senior management are also expected to continuously own sufficient shares to meet the Ownership Guidelines once attained. For purposes of these Ownership Guidelines, common stock ownership includes (i) common shares individually owned, (ii) common shares owned together with immediate family members and (iii) time-based restricted stock units or restricted shares (whether or not vested), but does not include unexercised stock options or unvested performance share units or performance shares. Since the Effective Date, the NEOs subject to the Ownership Guidelines have made progress toward meeting the recommended guidelines.

Individual Compensation Determinations

Scott Hirsch Interim Chief Executive Officer

Mr. Hirsch, 48, has served as Interim Chief Executive Officer since August 2024. Refer to the “2024 Base Salary Considerations and Determinations” section above for a discussion of the considerations and determinations relating to Mr. Hirsch’s compensation.

Mark T. Bradley Executive Vice President & Chief Financial Officer

Mr. Bradley, 56, was appointed as Executive Vice President & Chief Financial Officer of Endo International plc in March 2020 and continues to serve the Company in this capacity. Mr. Bradley has broad-based leadership skills, financial expertise and business acumen related to strategic and financial matters. Through Mr. Bradley’s financial management, the Company successfully executed on its “new Endo” goals, including the consummation of the Plan and the completion of related capital markets transactions, while also achieving strong 2024 financial performance despite the anticipated external challenges Endo faced. Throughout 2024, Mr. Bradley played a key leadership role in executing Endo’s strategic objectives, including the management of capital allocation priorities, such as investments supporting the Company’s key growth drivers. Based on his individual performance and company performance against 2024 enterprise scorecard objectives, Mr. Bradley was awarded the annual performance-based bonus shown in the “2024 Annual Cash IC Considerations and Determinations” section above. Refer to the “2024 Base Salary Considerations and Determinations” and “2024 Annual LTI Considerations and Determinations” sections above for a discussion of the 2024 base salary and LTI actions approved by the Committee for Mr. Bradley.

Matthew J. Maletta Executive Vice President, Chief Legal Officer & Secretary

Mr. Maletta, 54, was appointed as Executive Vice President & Chief Legal Officer of Endo International plc in May 2015 and as Company Secretary of Endo International plc in June 2020, and he continues to serve the Company as Executive Vice President, Chief Legal Officer & Secretary. Mr. Maletta has approximately thirty years of legal experience and organizational leadership in the specialty pharmaceutical industry and with private law firms, including extensive experience in litigation strategy, M&A, corporate, governance, securities, antitrust, finance, commercial and employment law. Throughout 2024, Mr. Maletta played a key leadership role in developing and supporting the advancement of the Company’s overall strategy, which included both legal and operational priorities. His expertise and leadership were critical to the Company executing on its “new Endo” goals. He also provided leadership and advice on a wide range of significant legal and business matters, including commercial, intellectual property, business development, regulatory, corporate, investor and media relations. Based on his individual performance and company performance against 2024 enterprise scorecard objectives, Mr. Maletta was awarded the annual performance-based bonus shown in the “2024 Annual Cash IC Considerations and Determinations” section above. Refer to the “2024 Base Salary Considerations and Determinations” and “2024 Annual LTI Considerations and Determinations” sections above for a discussion of the 2024 base salary and LTI actions approved by the Committee for Mr. Maletta.

Patrick A. Barry Executive Vice President & President, Global Commercial Operations

Mr. Barry, 57, was appointed as Executive Vice President & President, Global Commercial Operations of Endo International plc in April 2020 and continued to serve the Company in this capacity until May 30, 2025. In this role, Mr. Barry had responsibility for the Company’s global commercial organization across each of Endo’s four reportable business segments, including Branded Pharmaceuticals, Sterile Injectables, Generic Pharmaceuticals and International Pharmaceuticals. Under Mr. Barry’s leadership, Endo met its XIAFLEX® commercial maximization goals and achieved strong revenue performance in 2024 despite the anticipated external challenges Endo faced. Mr. Barry also successfully led the strategic and operational oversight of the launch of multiple new Sterile Injectables and Generic Pharmaceuticals products. Based on his individual performance and company performance against 2024 enterprise scorecard objectives, Mr. Barry was awarded the annual performance-based bonus shown in the “2024 Annual Cash IC Considerations and Determinations” section above. Refer to the “2024 Base Salary Considerations and Determinations” and “2024 Annual LTI Considerations and Determinations” sections above for a discussion of the 2024 base salary and LTI actions approved by the Committee for Mr. Barry.

James P. Tursi, M.D. Executive Vice President, Global Research & Development

Dr. Tursi, 60, was appointed as Executive Vice President, Global Research & Development of Endo International plc in January 2022 and continues to serve the Company in this capacity. Dr. Tursi has responsibility for Endo’s global research & development efforts, including for current products and future product candidates across Endo’s segments. In 2024, under Dr. Tursi’s leadership, Endo launched five new products across its Sterile Injectables and Generic Pharmaceuticals segments, while also advancing a number of other key portfolio initiatives, including in relation to potential future indications for XIAFLEX®. Dr. Tursi’s leadership was also critical to the Company achieving its 2024 goals related to enhancing its product development process. Based on his individual performance and company performance against 2024 enterprise scorecard objectives, Dr. Tursi was awarded the annual performance-based bonus shown in the “2024 Annual Cash IC Considerations and Determinations” section above. Refer to the “2024 Base Salary Considerations and Determinations” and “2024 Annual LTI Considerations and Determinations” sections above for a discussion of the 2024 base salary and LTI actions approved by the Committee for Dr. Tursi.

Compensation Committee Report

The Compensation & Human Capital Committee reviewed and discussed with the Company’s management the section of this Proxy Statement entitled “Compensation Discussion and Analysis.” In reliance on this review and discussion, the Compensation & Human Capital Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement and in the Endo, Inc. Annual Report on Form 10-K for the year ended December 31, 2024.

Submitted by the Compensation & Human Capital Committee of the Company’s Board of Directors.

Members of the Compensation & Human Capital Committee:

Sophia Langlois (Chair)

Paul Herendeen (Member)

Paul Efron (Member)

Executive Compensation Tables

Summary Compensation Table

The following table sets forth the cash and non-cash compensation paid to or earned by the NEOs. Information has been included for each NEO for each of the years ending December 31, 2024, 2023 and 2022 in which that individual met the definition of a NEO, including for service as an executive officer of Endo, Inc. following the consummation of the Plan and, as applicable, for Endo International plc prior to the consummation of the Plan. For a complete understanding of the table, please read the footnotes and narrative disclosures that follow the table.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)(2)		Stock Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)(5)		Total ($)

Current Named Executive Officers:
Scott Hirsch Interim Chief Executive Officer	2024		$986,739		$—		$797,626		$—		$26,476		$1,810,841
Mark T. Bradley Executive Vice President & Chief Financial Officer	2024 2023	$ $	719,943 700,150	$ $	— —	$ $	4,434,433 —	$ $	484,432 1,386,297	$ $	13,800 9,650	$ $	5,652,608 2,096,097
Matthew J. Maletta Executive Vice President, Chief Legal Officer & Secretary	2024 2023 2022	$ $ $	730,688 710,600 702,948	$ $ $	— — 3,517,470	$ $ $	4,500,637 — —	$ $ $	491,663 1,406,988 —	$ $ $	32,130 25,370 29,900	$ $ $	5,755,118 2,142,958 4,250,318
Patrick A. Barry Executive Vice President & President, Global Commercial Operations	2024 2023	$ $	676,961 658,350	$ $	— —	$ $	4,169,712 —	$ $	455,511 1,303,533	$ $	13,451 20,258	$ $	5,315,635 1,982,141
James P. Tursi, M.D. Executive Vice President, Global Research & Development	2024 2023 2022	$ $ $	616,962 600,000 562,802	$ $ $	— — 4,490,000	$ $ $	2,682,436 — 899,997	$ $ $	385,486 876,000 390,000	$ $ $	13,680 13,350 16,350	$ $ $	3,698,564 1,489,350 6,359,149

Former Named Executive Officer:
Blaise Coleman (5) Former President & Chief Executive Officer	2024 2023 2022	$ $ $	705,827 1,000,000 978,296	$ $ $	— — 11,850,000	$ $ $	— — —	$ $ $	— 4,740,000 —	$ $ $	6,372,632 22,539 21,551	$ $ $	7,078,459 5,762,539 12,849,847

(1)

The amount for Mr. Hirsch includes $946,154 for his service as Interim Chief Executive Officer and, prior to the commencement of his service as Interim Chief Executive Officer, $40,585 for his cash retainer for Board services.

(2)

The amounts shown in this column for 2022 include: (i) 2022 prepayments by Endo International plc of certain compensation components that normally would have been earned, paid and/or granted subsequent to when the prepayments occurred and (ii) in the case of Dr. Tursi, amounts earned in the ordinary course in respect of then-outstanding cash compensation arrangements of Endo International plc that were originally provided to Dr. Tursi in early 2022 in connection with his commencement of employment. The 2022 prepayments included in this column, which were previously disclosed, resulted in the acceleration of reporting of certain compensation components which, had they adhered to the normal compensation timeline, would have been reportable in one or more future years.

(3)

The amounts shown in this column represent grant date fair values determined in accordance with ASC 718. The amount in 2024 for Mr. Hirsch and the amount in 2022 for Dr. Tursi relate to RSUs. The amounts in 2024 for the other NEOs relate to a combination of RSUs and market-based PSUs measured based on the compounded annual growth rate of the value of Endo’s common stock (referred to as CAGR-based PSUs). RSUs were valued based on the closing price of Endo’s common shares on the date of grant and CAGR-based PSUs were valued using a Monte-Carlo variant valuation model that takes into account a variety of potential future share prices for Endo. Refer to the “Share-Based Compensation” footnote in our audited financial statements included in the Endo, Inc. 2024 Annual Report on Form 10-K for the assumptions we use in valuing and expensing stock awards in accordance with ASC 718. The values of the 2024 PSUs on the grant date assuming that the highest level of performance would be achieved (determined by multiplying the maximum number of shares issuable pursuant to such PSUs by the closing price of Endo, Inc. common stock on the grant date of $25.48) were $6,240,230, $6,333,360, $5,867,687 and $3,774,811 for Mr. Bradley, Mr. Maletta, Mr. Barry and Dr. Tursi, respectively, compared to $2,651,521, $2,691,098, $2,493,230 and $1,603,944, respectively, representing the grant date fair values of such PSUs included in the table above. Mr. Hirsch was serving as both a director and as Interim Chief Executive Officer on the date that his 2024 stock awards were granted. Mr. Hirsch has not received, and is not currently eligible to receive, any stock awards in respect of his service as Endo’s Interim Chief Executive Officer. Instead, he was granted stock awards in respect of his service on the Board, with amounts and vesting terms generally determined on the same basis as Endo’s non-employee directors. Refer to the discussion of the Initial Director Grants above in the “Director Compensation” section for additional information regarding Mr. Hirsch’s awards. For additional information on each of the 2024 amounts included in the Summary Compensation Table, refer to the “2024 Grants of Plan-Based Awards” table below.

(4)

The amounts shown in this column for 2024 represent amounts earned pursuant to the Company’s annual cash IC program with respect to 2024 performance, which were approved by the Compensation & Human Capital Committee on

February 25, 2025. Mr. Hirsch is not currently eligible to participate in the Company’s annual cash IC program. As previously disclosed, (i) the amounts shown in this column for 2023 relate to outperformance bonuses associated with prior prepaid compensation arrangements of Endo International plc, and were paid in lieu of any additional cash IC the NEOs would have otherwise been eligible to receive based on above-target 2023 performance under the Endo International plc annual cash IC program and (ii) the amount shown in 2022 relates to the 2022 prepayment of Dr. Tursi’s 2022 annual cash IC.

(5)	The amounts shown in this column for 2024 include the items summarized in the table that follows:

Name	Perquisites & Other Personal Benefits (a)	Registrant Contributions to Defined Contribution Plans (b)	Other (c)	Total

Current Named Executive Officers:

Scott Hirsch	$26,476	$—	$—	$26,476

Mark T. Bradley	$—	$13,800	$—	$13,800

Matthew J. Maletta	$18,330	$13,800	$—	$32,130

Patrick A. Barry	$—	$13,451	$—	$13,451

James P. Tursi, M.D.	$—	$13,680	$—	$13,680

Former Named Executive Officer:

Blaise Coleman	$—	$13,800	$6,358,832	$6,372,632

(a)

The total value of all perquisites and personal benefits for each NEO did not exceed $10,000 except for the amounts shown for Mr. Hirsch and Mr. Maletta. Pursuant to the terms of Mr. Hirsch’s Interim CEO Arrangement (which is further discussed above in CD&A), in acknowledgement of the fact that Mr. Hirsch resides outside the state of Pennsylvania, the Company has agreed to provide him reimbursements for reasonable travel and lodging expenses associated with trips to the Company’s offices while he is serving as Interim Chief Executive Officer. The amount in the table above relates to such reimbursements. The amount for Mr. Maletta consists of $15,000 for financial and/or legal services, $2,900 for costs associated with executive physicals and $430 for miscellaneous other amounts.

(b)	Represents the employer’s contributions to defined contribution retirement plans.
(c)

In connection with his August 2024 termination of service, Endo and Mr. Coleman entered into a separation arrangement in August 2024, pursuant to which Mr. Coleman was entitled to the payments and benefits as required by terms of his employment agreement. In addition to the payment of any accrued but unpaid base salary and accrued but unused paid time off as of the termination date, Mr. Coleman received the following cash payments in connection with his separation: $5,175,000 in cash severance, $1,000,000 in respect of his 2024 annual cash IC (pro-rated) and $84,836 in lieu of notice of termination. His separation arrangement also provided for 24 months of health, welfare and life insurance benefits continuation valued at $68,996 and 12 months of outplacement services valued at $30,000. Mr. Coleman continues to be subject to the post-termination restrictive covenants provided for in his employment agreement with Endo, Inc., including with respect to non-competition and non-solicitation.

The employment agreements, short-term and long-term incentive compensation program and awards, explanation of amount of salary and bonus in proportion to total compensation and other elements of the Summary Compensation Table are discussed at length above in CD&A.

2024 Grants of Plan-Based Awards

The following table summarizes grants of plan-based awards made to the NEOs, including grants made under the 2024 Stock Plan, during the year ended December 31, 2024. Mr. Coleman did not receive any such grants in 2024.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards (number of shares of stock or units) (#)(4)	Grant Date Fair Value of Stock & Option Awards ($)(5)
Name	Award	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Current Named Executive Officers:

Scott Hirsch	RSU (6)	30-Sep 24							31,304	$797,626

Mark T. Bradley	Annual IC		$—	$507,259	$989,155
	Retention & Performance Award		$—	$355,081	$—
	PSU (7)	30-Sep 24				81,636	163,271	244,907		$2,651,521
	RSU (7)	30-Sep 24							69,973	$1,782,912

Matthew J. Maletta	Annual IC		$—	$514,830	$1,003,919
	Retention & Performance Award		$—	$360,381	$—
	PSU (7)	30-Sep 24				82,854	165,708	248,562		$2,691,098
	RSU (7)	30-Sep 24							71,018	$1,809,539

Patrick A. Barry	Annual IC		$—	$476,975	$930,101
	Retention & Performance Award		$—	$333,882	$—
	PSU (7)	30-Sep 24				76,762	153,524	230,286		$2,493,230
	RSU (7)	30-Sep 24							65,796	$1,676,482

James P. Tursi, M.D.	Annual IC		$—	$403,650	$787,118
	Retention & Performance Award		$—	$282,555	$—
	PSU (7)	30-Sep 24				49,383	98,765	148,148		$1,603,944
	RSU (7)	30-Sep 24							42,327	$1,078,492

(1)	Represents the grant date determined in accordance with ASC 718.
(2)

With respect to the “Annual IC” rows of the table above, the amounts in these columns represent the target and maximum payout levels under the annual cash IC program; there is no corresponding threshold. With respect to the “Retention & Performance Award” rows of the table above, the amounts represent the target payout level related to the performance-based component of such awards; there is no corresponding threshold or maximum. Refer above to CD&A for further discussion of both of these programs, including discussions related to performance conditions (which related entirely to 2024 performance) and any ultimate payouts that the Compensation & Human Capital Committee approved thereunder. The actual payouts related to the 2024 annual cash IC program are shown above in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” The Compensation & Human Capital Committee has determined that no payouts were earned with respect to the performance-based component of the 2024 Retention & Performance Awards.

(3)

The quantities shown in these columns represent the threshold, target and maximum quantities of shares that may be released at the end of the vesting period of the PSUs deemed to have been granted in accordance with ASC 718 during 2024. As described above in the “2024 Annual LTI Considerations and Determinations” section of CD&A, the release of any shares under these PSUs assumes achievement of performance objectives at the threshold level or above. The PSUs granted in 2024 are included above in the Summary Compensation Table in the column titled “Stock Awards.”

(4)

The quantities shown in these columns consist entirely of RSUs deemed to have been granted in accordance with ASC 718 during 2024. The RSUs granted in 2024 are included above in the Summary Compensation Table in the column titled “Stock Awards.”

(5)

The amounts shown in this column represent the grant date fair values of the stock awards determined in accordance with ASC 718. The per-unit grant date fair values of the 2024 PSUs and RSUs were $16.24 and $25.48, respectively. Refer to footnote (3) of the Summary Compensation Table above for additional details.

(6)

As further described in the “Director Compensation” section above, the RSUs granted to Mr. Hirsch in 2024 represented upfront grants of 2024, 2025 and 2026 LTI retainers for Board service. As of the date of this report, no additional stock awards have been approved by the Compensation & Human Capital Committee for Mr. Hirsch.

(7)

As further described above in CD&A, except for Mr. Hirsch, the PSUs and RSUs granted to the Current NEOs in 2024 represented upfront grants of both 2024 and 2025 LTI awards. As of the date of this report, no additional stock awards have been approved by the Compensation & Human Capital Committee for these individuals.

Refer to the CD&A section above for discussion of the material terms, determining amounts payable, vesting schedules and other material conditions of these grants, including the summarized performance conditions associated with Endo’s PSU awards included under the “2024 Annual LTI Considerations and Determinations—Performance Share Units” section of CD&A.

Outstanding Equity Awards at December 31, 2024

The following table summarizes the number of securities underlying outstanding plan awards for the NEOs at December 31, 2024. There we no option awards outstanding as of December 31, 2024.

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)

Scott Hirsch	31,304	$766,948	—	$—

Mark T. Bradley	69,973	$1,714,339	—	$—

	—	$—	81,636	$2,000,082

Matthew J. Maletta	71,018	$1,739,941	—	$—

	—	$—	82,854	$2,029,923

Patrick A. Barry	65,796	$1,612,002	—	$—

	—	$—	76,762	$1,880,669

James P. Tursi, M.D.	42,327	$1,037,012	—	$—

	—	$—	49,383	$1,209,884

(1)

These amounts consist entirely of the RSUs described in the 2024 Grants of Plan-Based Awards table above, which were granted on September 30, 2024 under the 2024 Stock Plan, with one-third being scheduled to vest on each of the first, second and third anniversaries of the Effective Date.

(2)	These values were calculated by multiplying the number of unvested RSUs by the closing price of Endo, Inc. common stock on December 31, 2024 of $24.50.
(3)

These amounts relate entirely to the PSUs described in the 2024 Grants of Plan-Based Awards table above, which were granted on September 30, 2024 under the 2024 Stock Plan and are scheduled to vest, subject to the achievement of applicable performance conditions, on the third anniversary of the Effective Date. Amounts are reported at threshold performance levels (50% of target).

(4)

These values were calculated by multiplying the number of shares that would be earned pursuant to unvested PSUs at threshold performance levels (50% of target) by the closing price of Endo, Inc. common stock on December 31, 2024 of $24.50. The actual number of shares earned from PSUs can be between 0% and 150% of the target performance level and depends on performance in relation to the terms of the PSUs. For additional information regarding the terms of the Company’s PSUs, refer above to the “2024 Annual LTI Considerations and Determinations” section of CD&A.

Option Exercises and Stock Vested in 2024

No such activity occurred during the year ended December 31, 2024.

Potential Payments Upon Termination or Change in Control

The following section describes potential payments to the NEOs upon various termination and change in control scenarios as if such event(s) took place on December 31, 2024. The payments and benefits described in this section are governed by each NEO’s then-existing employment agreement, individual award agreements, the respective equity plan(s) to which each award relates and/or any other applicable compensatory arrangements. The consummation of the Plan on the Effective Date did not result in severance payments or benefits becoming due to any of the NEOs. The equity award acceleration amounts in the table that follows were calculated using the closing price of Endo, Inc. common stock on December 31, 2024 of $24.50.

Name	Cash Separation Payment ($)	Health and Welfare and Life Insurance Benefits ($)	Disability Benefits ($)	Acceleration of Equity Awards (in the money value at December 31, 2024) ($)
Termination for Cause, Resignation or Retirement

Scott Hirsch	$—	$—	$—	$—

Mark T. Bradley	$—	$—	$—	$—

Matthew J. Maletta	$—	$—	$—	$—

Patrick A. Barry	$—	$—	$—	$—

James P. Tursi, M.D.	$—	$—	$—	$—

Death

Scott Hirsch	$—	$—	$—	$255,633

Mark T. Bradley	$484,432	$40,539	$—	$1,714,339

Matthew J. Maletta	$491,663	$15,917	$—	$1,739,941

Patrick A. Barry	$455,511	$40,539	$—	$1,612,002

James P. Tursi, M.D.	$385,486	$40,539	$—	$1,037,012

Disability

Scott Hirsch	$—	$—	$—	$255,633

Mark T. Bradley	$484,432	$60,232	$1,089,311	$1,714,339

Matthew J. Maletta	$491,663	$33,630	$1,110,942	$1,739,941

Patrick A. Barry	$455,511	$60,232	$942,785	$1,612,002

James P. Tursi, M.D.	$385,486	$60,232	$882,000	$1,037,012

Change in Control

Scott Hirsch	$—	$—	$—	$766,948

Mark T. Bradley	$—	$—	$—	$—

Matthew J. Maletta	$—	$—	$—	$—

Patrick A. Barry	$—	$—	$—	$—

James P. Tursi, M.D.	$—	$—	$—	$—

Termination Without Cause or Quit for Good Reason (Regardless of Whether Such Termination Follows a Change in Control)

Scott Hirsch	$—	$—	$—	$—

Mark T. Bradley	$3,100,438	$60,232	$—	$257,979

Matthew J. Maletta	$3,146,714	$33,630	$—	$261,828

Patrick A. Barry	$2,915,338	$60,232	$—	$242,583

James P. Tursi, M.D.	$2,555,881	$60,232	$—	$156,055

Cash Separation Payment

For each of the Current NEOs except Mr. Hirsch, in the event of a termination for death or Disability (as defined in the applicable employment agreements), the respective NEO would be entitled to a cash payment equal to the NEO’s prorated IC for the year of termination (based on actual results).

For each of the Current NEOs except Mr. Hirsch, in the event of a termination by the Company without Cause or by the Executive for Good Reason (as defined in the applicable employment agreements), the respective NEO would, subject to the NEO executing and not revoking a release of claims, be entitled to a lump-sum cash payment equal to the sum of (i) the NEO’s prorated IC for the year of termination (based on actual results) and (ii) an amount equal to two times the sum of the NEO’s current base salary and target annual cash IC. A termination by the Company without Cause (as defined in the 2024 Retention & Performance Award agreements) would also entitle the respective NEO to an accelerated lump-sum cash payment in respect of the time-based component of the 2024 Retention & Performance Award ($152,178 for Mr. Bradley, $154,449 for Mr. Maletta, $143,093 for Mr. Barry and $121,095 for Dr. Tursi).

Health and Welfare and Life Insurance Benefits

For each of the Current NEOs except Mr. Hirsch, in the event of a termination for death, the respective NEO’s eligible descendants would receive 24 months of continued health and welfare benefits, including medical, dental and vision, the estimated costs of which are included in the table above. Additionally, with respect to each of the Current NEOs, including Mr. Hirsch, death benefits would generally be payable by insurance providers under applicable life insurance policies (in the amount of $1,000,000 for each NEO).

For each of the Current NEOs except Mr. Hirsch, in the event of a termination for Disability or, subject to the respective NEO executing and not revoking a release of claims, a termination by the Company without Cause or by the Executive for Good Reason, health and welfare benefits, including medical, dental and vision, as well as life insurance benefits would continue to be provided on a monthly basis to the respective NEO (and any eligible dependents, if applicable) for a period of 24 months subsequent to the termination date, the estimated costs of which are included in the table above.

Disability Insurance Benefits

For each of the Current NEOs including Mr. Hirsch, upon Disability, disability insurance benefits would generally be payable by insurance providers under applicable disability insurance policies (at a rate of $17,500 per month in the case Mr. Barry and $15,000 per month in the case of the other Current NEOs). Additionally, for each of the Current NEOs except for Mr. Hirsch, the Company would make cash payments to the respective NEO equal to the excess, if any, of 24 months’ base salary over the respective NEO’s disability benefits. The amounts reflected in the table above represent the Company’s estimated payments.

Acceleration of Equity Awards

As discussed above, Mr. Hirsch was granted stock awards in respect of his service on the Board, with amounts and vesting terms generally determined on the same basis as Endo’s non-employee directors. As such, the potential termination scenarios contemplated in his stock award agreement are based on his potential termination from Endo’s Board (rather than from his position as Endo’s Interim Chief Executive Officer), and the termination and change in control provisions included in his stock award agreement are not indicative of the provisions that the Board would have approved for Mr. Hirsch had such awards been granted in respect of his service as Endo’s Chief Executive Officer. In the event of a termination for death or Disability (as defined in the 2024 Stock Plan), Mr. Hirsch would be entitled to immediate vesting of the portion of his then-unvested stock awards that would otherwise vest on the first vesting date after his termination. In the event of a Change in Control (as defined in the 2024 Stock Plan), Mr. Hirsch would be entitled to immediate vesting of his then-unvested stock awards. Additionally, while not reflected in the table above, in the event Mr. Hirsch continues to provide service on the Board through the annual stockholders meeting of any year after 2024, but chooses not to stand for re-election to the Board at such meeting, Mr. Hirsch would be entitled to continued vesting of any then-unvested stock awards that would have otherwise vested during the year of such meeting.

For each of the Current NEOs except Mr. Hirsch, in the event of a Change in Control, any then-outstanding and unvested stock awards would not accelerate without termination as these awards require a “double trigger” in order to accelerate and become immediately vested. However, in the event such stock awards were not assumed or substituted in connection with the Change in Control, the stock awards would generally become subject to immediate vesting (except that the PSUs would be prorated and subject to actual performance).

For each of the Current NEOs except Mr. Hirsch, in the event of a termination for death or Disability (as defined in the 2024 Stock Plan), the respective NEO would be entitled to immediate vesting of the stock awards (except that the PSUs would be forfeited without any consideration).

For each of the Current NEOs except Mr. Hirsch, in the event of a termination by the Company without Cause or by the Executive for Good Reason (as defined in the 2024 Stock Plan), the respective NEO would be entitled to immediate prorated vesting of any then-outstanding RSUs. The respective NEO would also remain entitled to continued vesting of any then-outstanding PSUs, with the ultimate number of shares issuable upon vesting being subject to (i) proration based on service through the termination date and (ii) performance, measured through the original vesting date.

Additional Information for Mr. Hirsch

Effective January 1, 2025, the Company and Mr. Hirsch executed a letter (the Hirsch Letter) amending his initial employment letter that, among other things, extended the term of Mr. Hirsch’s employment as the Company’s Interim Chief Executive Officer until August 15, 2025; provided that in the event a permanent Chief Executive Officer commences employment with the Company prior to August 15, 2025, Mr. Hirsch would serve as Advisor to the Chief Executive Officer until August 15, 2025. The Hirsch Letter further provides that in the event of a termination of Mr. Hirsch by the Company without Cause (as defined in the Hirsch Letter) prior to August 15, 2025, or if Mr. Hirsch were to resign his employment to begin a role at another company after a permanent Chief Executive Officer commenced employment with the Company but prior to August 15, 2025, then Mr. Hirsch would, subject to him executing and not revoking a release of claims, be entitled to receive a lump sum payment equal to the amount of base compensation that he otherwise would have received after the date that his employment ceased had he remained employed through August 15, 2025.

Additionally, on March 13, 2025, the Company entered into the Transition Agreement with Mr. Hirsch. The Transition Agreement provides that Mr. Hirsch’s employment with the Company will continue until the Effective Time and, with mutual agreement, may continue for an additional 30 days following the Effective Time. In addition, in the event that Mr. Hirsch’s employment is terminated by the Company without Cause or Mr. Hirsch resigns for Good Reason (each as defined in the Transition Agreement) upon or following the Effective Time, Mr. Hirsch will be entitled to receive, in addition to any other payments that he may be owed under his existing employment agreement: (i) continued payment of his current monthly base salary for 12 months following termination and (ii) payment of the full COBRA premiums for Mr. Hirsch and his dependents for 12 months following termination, in each case, subject to his execution of a release and separation agreement and a mutually agreeable noncompetition agreement.

The potential payments provided for in the Hirsch Letter and the Transition Agreement, which Mr. Hirsch would not have been entitled to as of December 31, 2024, are not reflected in the table above.

Additional Information for Mr. Coleman

Upon the termination of Mr. Coleman’s employment effective in August 2024, Mr. Coleman became entitled to the payments and benefits described above in footnote (5)(c) to the Summary Compensation Table above. Mr. Coleman continues to be subject to the post-termination restrictive covenants provided for in his employment agreement with Endo, Inc., including with respect to non-competition and non-solicitation.

Additional Information for Mr. Barry

Effective May 30, 2025, Mr. Barry resigned from the Company to accept a position with another company. Mr. Barry did not and will not receive any separation payments or benefits in connection with his resignation, and he is not eligible for continued vesting of any outstanding and unvested compensation awards.

Post-Termination Restrictive Covenants.

As further discussed in the “Executive Employment Agreements” section above, the Current NEOs are subject to certain restrictive covenants that would, in the event of a termination, continue to apply for a specified period of time.

Pay Versus Performance
In accordance with Item 402(v) of Regulation
S-K,
we are providing the following information regarding the relationship between compensation actually paid (CAP) and certain financial performance measures. The disclosures in this “Pay Versus Performance” section do not necessarily align with how we, the Compensation & Human Capital Committee or the Board view the link between compensation and performance. For additional information about our pay-for-performance
philosophy and how we align executive compensation with company performance, refer to the CD&A section above.
The following table sets forth information concerning compensation of our NEOs and company financial performance for 2024. Except as noted herein, 2024 compensation and company performance amounts
provided in this “Pay Versus Performance” section relate to the full year 2024, including combined amounts relating to Endo International plc prior to the consummation of the Plan and Endo, Inc. thereafter. Information for years prior to 2024 has not been presented because Endo, Inc. was not required to report pursuant to Section 13(a) or 15(d) of the Exchange Act prior to 2024.

							Value of Initial Fixed $100 Investment Based on:

Year (1)	Summary Compen- sation Table Total for Current PEO ($)	Summary Compen- sation Table Total for Former PEO ($)	Compen- sation Actually Paid to Current PEO ($)(2)	Compen- sation Actually Paid to Former PEO ($)(2)	Average Summary Compen- sation Table Total for Non-PEO NEOs ($)	Average Compen- sation Actually Paid to Non- PEO NEOs ($)(2)	Total Share- holder Return ($)(3)	Peer Group Total Share- holder Return ($)(3)	Net Income (Loss) ($ in millions) (4)(5)	Adjusted Revenue ($ in millions) (4)(6)
2024	$1,810,841	$7,078,459	$1,780,163	$7,078,459	$5,105,481	$4,586,699	$87	$91	$5,642	$1,761

(1)
The Company had two Principal Executive Officers (PEOs) during 2024, including Mr. Coleman (Former PEO) until August 29, 2024 and Mr. Hirsch (Current PEO) since August 29, 2024. The non-PEO
NEOs were as follows:

Year	Non-PEO NEOs
2024	Messrs. Bradley, Maletta and Barry and Dr. Tursi

(2)
Amounts represent CAP to our PEOs and the average CAP to our non-PEO
NEOs. Reported 2024 CAP amounts represent the “Total” 2024 compensation reported in the Summary Compensation Table (averaged in the case of our non-PEO
NEOs), adjusted in accordance with SEC rules as follows:

	Current PEO ($)	Former PEO ($)	Average Non-PEO NEOs ($)
Total compensation as reported in the Summary Compensation Table	$1,810,841	$7,078,459	$5,105,481
Adjustments related to fair values of equity awards (a):
(-) Grant date fair value of equity awards granted in year	(797,626)	—	(3,946,805)
+ Year-end fair value of equity awards granted in year and outstanding and unvested at year-end (b)	766,948	—	3,428,023

CAP	$1,780,163	$7,078,459	$4,586,699

(a)
Adjustments related to fair values of equity awards (which include, as applicable, stock and option awards) were computed in accordance with ASC 718 using methodologies and assumptions materially consistent with those used at the time of grant.

(b)
Amounts include (i) performance-based awards which, assuming actual performance relative to the applicable performance targets as of December 31, 2024, would be earned below target and (ii) time-based awards.

(3)
On June 28, 2024, Endo, Inc.’s newly-issued common shares commenced trading on the OTCQX
®
Best Market under the ticker symbol NDOI. For purposes of the total stockholder return (TSR) amounts presented in the table above and the graph below, (i) both Endo and peer group TSR amounts are based on initial fixed investments of $100 in Endo common stock and the S&P 500 Pharmaceuticals Industry Index, respectively, and in each case, as of June 28, 2024.

(4)
These 2024 results represent combined 2024 amounts relating to Endo International plc prior to the consummation of the Plan and Endo, Inc. thereafter. This combined presentation is not considered to be in accordance with GAAP, and the combined amounts have not been prepared as pro forma results per applicable regulations, do not reflect the actual results that would have been achieved absent the consummation of the Plan and may not be indicative of future results.

(5)	Amount represents the sum of $731 million of net loss for the Successor and $6,373 million of net income for the Predecessor, each determined in accordance with GAAP.
(6)
Adjusted Revenue in 2024 consisted of revenues of $1,178 million for the Successor and $582 million for the Predecessor, each determined in accordance with GAAP, adjusted as described in CD&A under the heading “2024 Annual Cash IC Considerations and Determinations—2024 Financial Objectives and Results.”

Relationship Between CAP and the Financial
Performance
Measures
The graphs below illustrate the relationship between (i) 2024 CAP to Endo’s PEOs and the average of the 2024 CAP to Endo’s remaining NEOs and (ii) certain 2024 financial performance measures, including Endo TSR, peer group TSR, Endo net income (loss) and Endo Adjusted Revenue, each as further described above.

Pay Versus Performance Tabular List
The measures most important in determining CAP with respect to our NEOs during 2024 were those measures most heavily w eighte
d in our annual
cash
IC
program
, which include:

Most Important Performance Measures

Adjusted Revenue

Adjusted Free Cash Flow

Adjusted EBITDA Margin
Refer to CD&A under the heading “2024 Annual Cash IC Considerations and Determinations—2024 Financial Objectives and Results” for discussion of Adjusted Revenue, Adjusted Free Cash Flow and Adjusted EBITDA Margin.

Proposal 3: Advisory Vote on the Frequency of Soliciting an Advisory Vote on the Compensation of Our Named Executive Officers (Say-on-Frequency)

Pursuant to Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, at least once every six years the Company is required to submit for stockholder vote a non-binding resolution to determine whether the advisory stockholder vote on executive compensation shall occur every one, two, or three years.

After consideration of the various arguments supporting each frequency level, the Board believes that submitting the advisory vote on executive compensation to stockholders on an annual basis is appropriate for Endo and its stockholders at this time.

The proxy card provides stockholders with four choices (every one, two or three years, or abstain). Stockholders are not voting to approve or disapprove of the Board’s recommendation.

The Compensation & Human Capital Committee and the Board of Directors recommend a vote, on an advisory basis, for future stockholder advisory votes on executive compensation to be held every ONE YEAR.

Effect of Proposal

The say-on-frequency vote is non-binding. Stockholder approval of a one, two or three-year frequency vote will not require the Company to implement an advisory say-on-pay vote every one, two or three years. The final decision on the frequency of the advisory say-on-pay vote remains with the Board and/or its committees.

The Board values the opinions of the Company’s stockholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board and the Compensation & Human Capital Committee will consider the outcome of the say-on-frequency vote and other communications from stockholders when making future decisions regarding the frequency of say-on-pay votes.

Proposal 4: Approval of Appointment of Independent Registered Public Accounting Firm and Authorization to Determine the Firm’s Remuneration

The Audit & Finance Committee has selected PricewaterhouseCoopers LLP (PwC), an independent registered public accounting firm, to audit the books, financial records and internal controls of the Company for the year ending December 31, 2025, based on the Audit & Finance Committee’s belief that such selection is in the best interest of the Company and its stockholders.

In accordance with SEC rules and PwC policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit service to a company. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years. The Audit & Finance Committee is involved in the selection of the lead audit partner under this rotation policy.

The Company is asking its stockholders to approve the appointment of PwC as the Company’s independent registered public accounting firm for 2025 and to authorize the Board, acting through the Audit & Finance Committee, to determine the independent registered public accounting firm’s remuneration.

A representative of PwC is expected to be available during the Annual Meeting to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

Fees Paid to the Independent Registered Public Accounting Firm

PwC has served as the independent registered public accounting firm of Endo, Inc. and Endo International plc since 2014. The table that follows summarizes the aggregate fees for services PwC provided during 2024 and 2023:

	2024	2023
Audit Fees (1)	$9,290,273	$6,078,523
Audit-Related Fees (2)	—	3,600
Tax Fees (3)	1,834,050	1,551,714
All Other Fees (4)	5,925	5,925

Total	$11,130,248	$7,639,762

(1)	Audit fees in 2024 and 2023 relate to:
▪	Audit of the Company’s, and Endo International plc’s, annual financial statements;
▪	Reviews of the Company’s, and Endo International plc’s, quarterly financial statements;
▪	Statutory audits for the Company, and Endo International plc’s, and certain of its subsidiaries;
▪

Additional audit work as a result of the Debtor’s voluntary petition filed under Chapter 11 of the bankruptcy code and the resulting impact to the Company’s and/or Endo International plc’s consolidated financial statements including application of fresh start accounting and bankruptcy adjustments;

▪	Comfort letters and registration statements; and
▪	Attestation services required by regulation or statute.
(2)	Audit-related fees in 2023 relate to:
▪	Other services related to accounting and financial reporting.
(3)	Tax fees in 2024 and 2023 relate to:
▪	Tax compliance and reporting assistance, preparing or reviewing tax returns and related filings;
▪	Tax audit defense to advise on the defense of a tax authority assessment related to value added tax; and
▪	Tax consulting, planning and advice, including advice related to the impact of changes in tax laws.
(4)	Knowledge tools.

In considering the nature of the services provided by PwC, the Audit & Finance Committee determined that such services are compatible with the provision of independent audit services. The Audit & Finance Committee discussed these services with PwC and Endo management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the standards adopted by the Public Company Accounting Oversight Board (PCAOB).

Pre-Approval Policy

Consistent with SEC policies regarding auditor independence, the Audit & Finance Committee has responsibility for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit & Finance Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to the engagement of the independent registered public accounting firm for the next year’s audit, management will submit to the Audit & Finance Committee for approval a list of services and related fees expected to be rendered during that year within each of the following four categories of services:

▪

Audit services include audit work performed on the financial statements and related to the evaluation and reporting on the effectiveness of the Company’s internal control over financial reporting. This category also includes work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, consents and other services related to SEC matters.

▪

Audit-related services are for assurance and related matters that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, carve-out audits and employee benefit plan audits. This category also includes other services and discussion related to the proper application of financial accounting and/or reporting standards.

▪

Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with the coordination of execution of tax-related activities, primarily in the area of mergers and acquisitions; supporting other tax-related regulatory requirements; and tax compliance and reporting.

▪	Other fees are those associated with services not captured in the other categories.

Prior to engagement, the Audit & Finance Committee pre-approves the independent registered public accounting firm’s services within each category. The fees are budgeted and the Audit & Finance Committee requires the independent registered public accounting firm to report actual fees versus budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit & Finance Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit & Finance Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit & Finance Committee at its next scheduled meeting.

The Audit & Finance Committee and the Board of Directors recommend a vote FOR the approval of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025 and the authorization of the Board, acting through the Audit & Finance Committee, to determine the independent registered public accounting firm’s remuneration.

Audit & Finance Committee Report

The Audit & Finance Committee has reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2024 with the management of the Company and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. Further, the Audit & Finance Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC relating to the firm’s judgment about the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and estimates and the clarity of disclosures in the audited consolidated financial statements as of and for the year ended December 31, 2024.

The Audit & Finance Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable PCAOB requirements, which relate to PricewaterhouseCoopers LLP’s independence from the Company, and has discussed with PricewaterhouseCoopers LLP its independence from the Company. The Audit & Finance Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the firm’s independence. The Audit & Finance Committee has concluded that the independent registered public accounting firm is independent from the Company and its management. The Audit & Finance Committee has also discussed with management of the Company and PricewaterhouseCoopers LLP such other matters and received such assurances from them as it has deemed appropriate.

The Audit & Finance Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit & Finance Committee continued to monitor the scope and adequacy of the Company’s internal auditing program.

Based on the reviews, reports and discussions referred to above, the Audit & Finance Committee recommended to the Board of Directors, and the Board approved, that the Company’s audited consolidated financial statements for the year ended December 31, 2024 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the SEC. The Audit & Finance Committee has selected, and the Board of Directors has approved, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025.

Submitted by the Audit & Finance Committee of the Company’s Board of Directors.

Members of the Audit & Finance Committee:

Sophia Langlois (Chair)

Paul Herendeen (Member)

Andrew Pasternak (Member)

The above Audit & Finance Committee Report does not constitute soliciting material, and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the Audit & Finance Committee Report by reference therein.

Other Information Regarding the Company

No Dissenters’ Rights

The corporate action described in this Proxy Statement will not afford stockholders the opportunity to dissent from the actions described herein or to receive an agreed or judicially appraised value for their shares.

Other Matters

As of the date of this Proxy Statement, the Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, other matters may properly come before the Annual Meeting or any adjournment or postponement thereof. If any other matter is properly brought before the Annual Meeting for action by the stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board.

Annual Report/Form 10-K

The Company will provide, without charge, to each person solicited by this Proxy Statement, at the written request of any such person, a copy of the 2024 Annual Report on Form 10-K as filed with the SEC and any amendments thereto. Such written request should be directed to Endo, Inc., 9 Great Valley Parkway, Malvern, PA 19355.

Stockholder Proposals for the 2026 Annual Meeting

Under our bylaws, stockholders of record are able to nominate persons for election to our Board of Directors or bring other business constituting a proper matter for stockholder action only by providing proper notice to our Secretary. In the case of annual meetings, proper notice must be given between 90 and 120 days prior to the first anniversary of the prior year’s annual meeting; however, if (A) the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the prior year’s annual meeting, or (B) no annual meeting was held during the prior year, the notice by the stockholder to be timely must be received (1) no earlier than 120 days before such annual meeting and (2) no later than the later of 90 days before such annual meeting and the 10th day following the public announcement of such annual meeting. In the case of special meetings, proper notice must be given no earlier than the 120th day prior to the relevant meeting and no later than the later of the 90th day prior to such meeting and the 10th day following the public announcement of such special meeting. Such notice must include information specified in our bylaws with respect to each stockholder nominating persons for election to the Board of Directors or proposing other business and certain related persons, information with respect to such person’s nominees to the Board of Directors, if applicable, and certain representations and undertaking relating to the nomination or proposal, in each case as specified in our bylaws.

All proposals should be addressed to the Secretary, Endo, Inc., 9 Great Valley Parkway, Malvern, PA 19355.

Endo, Inc. 9 Great Valley Parkway Malvern, PA 19355 endo.com

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER ANNUAL MEETING TO BE HELD ON JUNE 25, 2025

The Proxy Statement for the Annual Meeting and 2024 Annual Report on Form 10-K are available at https://investor.endo.com/.

By Order of the Board of Directors,

Matthew J. Maletta

Executive Vice President, Chief Legal Officer and Secretary

Malvern, Pennsylvania

June 2, 2025

ENDO, INC. 9 GREAT VALLEY PARKWAY ATTN: LEGAL DEPT. MALVERN, PA 19355 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 24, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 24, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V75945-P34587 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ENDO, INC. The Board of Directors recommends you vote FOR the following: 1. To elect, by separate resolutions, six members to our Board of Directors to serve until the next Annual Meeting of Stockholders. Nominees: For Against Abstain 1a. Paul Efron 1b. Paul Herendeen 1c. Scott Hirsch 1d. Sophia Langlois 1e. Andy Pasternak 1f. Marc Yoskowitz The Board of Directors recommends you vote 1 year on the following proposal: 1 Year 2 Years 3 Years Abstain 3. To approve, on an advisory basis, the frequency of soliciting an advisory say-on-pay vote (say-on-frequency). The Board of Directors recommends you vote FOR proposal 4: For Against Abstain 4. To approve the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2025 and to authorize the Board of Directors, acting through the Audit & Finance Committee, to determine the independent registered public accounting firm’s remuneration. The Board of Directors recommends you vote FOR proposal 2: For Against Abstain 2. To approve, on an advisory basis, the compensation of our named executive officers (say-on-pay). NOTE: To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com. V75946-P34587 ENDO, INC. ANNUAL MEETING OF STOCKHOLDERS JUNE 25, 2025, AT 10:00 A.M. EASTERN TIME THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder hereby appoints Scott Hirsch and Mark Bradley, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of the common stock of ENDO, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Time on June 25, 2025, at 9 Great Valley Parkway, Malvern, PA 19355, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.